Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

In re: Peabody Energy Corporation, et al., Debtors.	Case No. 16-42529-399 CHAPTER 11 Jointly Administered

ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF

REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION

AS REVISED ON MARCH 15, 2017

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			Page

	Q.	Section 1129(d)	21

	R.	Section 1129(e)	21

III.	FINDINGS OF FACT AND CONCLUSIONS OF LAW REGARDING IMPLEMENTATION OF THE PLAN		22

	A.	Implementing Documents	22

	B.	Valuation	22

	C.	The Rights Offering Backstop Commitment Agreement and the Rights Offering	23

	D.	The Private Placement Agreement and the Private Placement	24

	E.	Issuance of Reorganized PEC Common Stock and Rights Offering Penny Warrants Pursuant to the Plan	25

	F.	Issuance of Reorganized PEC Common Stock and Penny Warrants Pursuant to the Rights Offering Backstop Commitment Agreement and Private Placement Agreement	25

	G.	Issuance of Preferred Equity Pursuant to the Private Placement Agreement	26

	H.	Exit Facility	26

	I.	Amended Securitization Facility	27

	J.	Global Settlement	29

	K.	The MEPP Settlement	30

	L.	Standard for Evaluating the Global Settlement and the MEPP Settlement	30

	M.	Findings Related to Global Settlement	31

	N.	Findings Related to MEPP Settlement	34

	O.	Jurisdiction With Respect to Release, Exculpation and Injunction	35

	P.	Release, Exculpation and Injunction	35

	Q.	LTIP	36

	R.	Dissolution of Gold Fields Debtors and Creation of Gold Fields Liquidating Trust	36

	S.	Bonding Solution	37

	T.	Executory Contracts and Unexpired Leases	37

	U.	Cure Amount Claims	38

	V.	Conditions Precedent to Confirmation of the Plan	38

	W.	Retention of Jurisdiction	38

	X.	Objections	38

	Y.	Waiver of Stay	39

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The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having proposed the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (in the form dated as of January 27, 2017 and included in the solicitation packages distributed to the creditors that were entitled to vote thereon, the “January 27 Plan”), as modified by the Modifications (as defined below) (together with the January 27 Plan and including the exhibits thereto, the “Plan”)1, a true and correct copy of which (without exhibits) is attached hereto as Appendix I; the Bankruptcy Court having conducted an evidentiary hearing to consider confirmation of the Plan on March 16, 2017 (the “Confirmation Hearing”); the Bankruptcy Court having considered: (i) the testimony of the witnesses called at the Confirmation Hearing, as well as the declarations included among the exhibits admitted into evidence at the Confirmation Hearing; (ii) the arguments of counsel presented at the Confirmation Hearing; (iii) the objections filed with respect to Confirmation of the Plan (any such objection, an “Objection”); (iv) the resolution, settlement or withdrawal of certain Objections, including as described on the record of the Confirmation Hearing that reflect the resolution of the following Objections:

•	Limited Objection of Blue Tee Corp. to Confirmation of the Plan (Docket No. 2635);

•	Century Indemnity Company’s and Pacific Employers Insurance Company’s Objection to Confirmation of the Plan (Docket No. 2642);

•	United States’ (IRS’s) Objection to Confirmation of Second Amended Joint Plan of Reorganization (Docket No. 2644);

•	United States’, States’, and Tribe’s Objection to the Plan (Docket No. 2648);

•	Objection of Individual Accredited Investors with Respect to Plan (Docket No. 2653);

•	Objection filed by Gregory H. Boyce, Christopher J. Hagedorn, Arshad Sayed and Fredrick D. Palmer, former executives of PEC (Docket No. 2638); and

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Plan.

•	Limited Objection of the Environmental Law and Policy Center (Docket No. 2620); and

(v) the pleadings and other papers filed by the Debtors and other parties in support of the Plan, including:

•	the Debtors’ Memorandum of Law in Support of Confirmation of Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2655) (the “Confirmation Memorandum”), including the summary of the Debtors’ compliance with the standards of sections 1129(a) and 1129(b) of the Bankruptcy Code (inclusive of the standards of sections 1122, 1123 and 1124 of the Bankruptcy Code) attached as Exhibit A thereto (the “Confirmation Standards Exhibit”);

•	the Declaration of Amy B. Schwetz in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2656) (the “Schwetz Declaration”);

•	the Declaration of Carlin Adrianopoli in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2658) (the “Adrianopoli Declaration”);

•	the Declaration of Tyler W. Cowan in Support of Confirmation of the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2657) (the “Cowan Declaration”);

•	the Declaration of Evan Gershbein With Respect to the Tabulation of Votes on the Second Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession (Docket No. 2654) (the “Gershbein Declaration”);

•	the Declaration of John Dempsey in Support of Confirmation of the Second Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession (Docket No. 2697, Exhibit E) (the “Dempsey Declaration”);

•	the Debtors’ Omnibus Reply in Further Support of Confirmation of Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2697) (the “Omnibus Reply”);

•	the Reply of the Official Committee of Unsecured Creditors in Support of Confirmation of Debtors’ Second Amended Joint Plan of Reorganization (Docket No. 2696) (the “Creditors’ Committee Reply”); and

•	the modifications to the Plan, as reflected in the redline filed with the Bankruptcy Court on March 14, 2017 (Docket No. 2705) (collectively, the “Modifications”).

and the Bankruptcy Court being familiar with the Plan and other relevant factors affecting these Chapter 11 Cases; the Bankruptcy Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan; the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing; and upon the record of the Confirmation Hearing, and after due deliberation thereon, and sufficient cause appearing therefor;

IT IS HEREBY FOUND AND CONCLUDED that:

I. GENERAL FINDINGS OF FACT AND CONCLUSIONS OF LAW

A. Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein and those made on the record during the Confirmation Hearing, including, without limitation, references to paragraphs 1-2, 4-48, 114, 155, 156, 171-272 of the Confirmation Memorandum and paragraphs 1-4, 7-16 of the Creditors’ Committee Reply,constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B. Jurisdiction and Venue. The Bankruptcy Court has jurisdiction over this matter and the Chapter 11 Cases pursuant to 28 U.S.C. § 1334. Venue in the Bankruptcy Court was proper as of the Petition Date and remains proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L). The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed, and the Bankruptcy Court’s exercise of such jurisdiction to enter a Final Order with respect thereto is proper in all respects.

C. Eligibility for Relief. The Debtors were and continue to be eligible for relief under section 109 of the Bankruptcy Code, and the Debtors, the Creditor Co-Proponents and the Creditors’ Committee are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

D. Commencement and Administration of the Chapter 11 Cases. The Debtors commenced their Chapter 11 Cases on April 13, 2016 and have authority to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases pursuant to section 1104 of the Bankruptcy Code.

E. Appointment of Statutory Committee. On April 29, 2016, the United States Trustee appointed the Creditors’ Committee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code. The seven original members of the Creditors’ Committee were: (1) Wilmington Trust Company, (2) Wilmington Savings Fund Society, FSB, (3) United Mine Workers of America 1974 Pension Plan and Trust, (4) Pension Benefit Guaranty Corporation, (5) Kinder Morgan, Inc., (6) Wagner Equipment Co. and (7) Dyno Nobel Inc. See Appointment of Unsecured Creditors’ Committee Contact List For Informational Purposes (Docket No. 291). On January 4, 2017, the United States Trustee added MacAllister Machinery Co., Inc. and BOK Financial to the now nine-member Creditors’ Committee. See 1st Amended Appointment of Unsecured Creditors’ Committee Contact List For Informational Purposes (Docket No. 1887). On January 20, 2017, the Bankruptcy Court entered the Order Denying Motion of the Mangrove Partners Master Fund, Ltd. For an Order Appointing an Official Committee of Equity Security Holders (Docket No. 2096). On February 15, 2017, the Bankruptcy Court also entered the Order Denying Motion of Joel Packer For an Order Appointing an Official Committee of Retail Noteholders (Docket No. 2424).

F. Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court or its duly appointed agent, including, but not limited to, all pleadings and other documents filed, all orders entered and all evidence and arguments made, proffered, adduced and/or presented at the various hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases.

G. Solicitation and Notice. As evidenced by the Affidavit of Service of Leticia Sanchez (Docket No. 2357), the Supplemental Affidavit of Service of Stephanie Delgado (Docket No. 2395), the Supplemental Affidavit of Service of Leticia Sanchez (Docket No. 2494), the Solicitation Package (as defined below) was transmitted and served in accordance with the Disclosure Statement Order. Under the circumstances of the Chapter 11 Cases, such service of the Solicitation Package, together with the other notices delivered pursuant to the terms of the Disclosure Statement Order and the publication of notice of the Confirmation Hearing as set forth in the Affidavit of Publication of the Notice of (I) Deadline for Casting Votes to Accept or Reject Second Amended Joint Plan of Reorganization, (II) Hearing to Consider Confirmation of Second Amended Joint Plan of Reorganization and (III) Related Matters, dated February 6, 2017 (Docket No. 2351) (1) were conducted in good faith, (2) provided adequate and sufficient notice of the Confirmation Hearing and other requirements, deadlines and matters related to Confirmation of the Plan, (3) were timely and properly served or published in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules for the United States District Court for the Eastern District of Missouri

(the “Local Rules”) and the Disclosure Statement Order and (4) provided due process and an opportunity to appear and to be heard to all parties in interest. Because the foregoing transmittals, notices and service were adequate and sufficient, no other or further notice is necessary or shall be required.

H. Voting. As evidenced by the Gershbein Declaration, votes on the Plan were solicited and tabulated fairly, in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Disclosure Statement Order. As set forth in the Gershbein Declaration, the following Classes of Claims, all twenty (20) Classes of Claims entitled to vote, voted to accept the Plan: Class 1A (First Lien Lender Claims against PEC), Class 1B (First Lien Lender Claims against Encumbered Guarantor Debtors), Class 1C (First Lien Lender Claims against Gold Fields Debtors), Class 1D (First Lien Lender Claims against Gib 1), Class 2A (Second Lien Notes Claims against PEC), Class 2B (Second Lien Notes Claims against Encumbered Guarantor Debtors), Class 2C (Second Lien Notes Claims against Gold Fields Debtors), Class 2D (Second Lien Notes Claims against Gib 1), Class 5A (General Unsecured Claims against PEC), Class 5B (General Unsecured Claims against Encumbered Guarantor Debtors), Class 5C (General Unsecured Claims against Gold Fields Debtors), Class 6A (Convenience Claims against PEC), Class 6B (Convenience Claims against Encumbered Guarantor Debtors), Class 7A (MEPP Claim against PEC), Class 7B (MEPP Claim against Encumbered Guarantor Debtors), Class 7C (MEPP Claim against Gold Fields Debtors), Class 7D (MEPP Claim against Gib 1), Class 7E (MEPP Claim against Unencumbered Debtors) and Class 8A (Unsecured Subordinated Debenture Claims against PEC).

I. Burden of Proof. The Plan Proponents have met their burden of proving each element of section 1129 of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for confirmation. Each witness who testified on behalf of the Plan Proponents at or in connection with the Confirmation Hearing was credible, reliable and qualified to testify as to the topics addressed in his/her testimony.

J. Exhibits to the Plan. The Filing and notice of Exhibits to the Plan was proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Disclosure Statement Order, and no other or further notice of the materials in the Exhibits to the Plan is or shall be required.

K. Plan Modifications. The Modifications do not materially and adversely affect or change the treatment of any Claim against any Debtor or any Interest in any Debtor. Pursuant to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019, the Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against the Debtors be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Bankruptcy Court. The filing of the Modifications and their disclosure on the record at the Confirmation Hearing, constitute due and sufficient notice thereof under the circumstances of the Chapter 11 Cases. Accordingly, the Plan (which consists of the January 27 Plan as modified by the Modifications) is properly before the Bankruptcy Court, and all votes cast with respect to the January 27 Plan prior to the Modifications shall be binding and shall apply with respect to the Plan.

L. Compliance with Bankruptcy Rule 3016. The Plan is dated and identifies the Debtors, the Creditor Co-Proponents and the Creditors’ Committee as the proponents of the Plan, thereby satisfying Bankruptcy Rule 3016(a). The Disclosure Statement and the January 27 Plan were filed together in the Chapter 11 Cases under Docket Nos. 2231 & 2229, respectively, thereby satisfying Bankruptcy Rule 3016(b). The injunction provisions in the Disclosure Statement and the Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined by the Plan and identify the entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).

M. Good Faith Solicitation and Section 1125 of the Bankruptcy Code. The Plan Proponents solicited votes with respect to the Plan in good faith in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Disclosure Statement Order, including, without limitation, the inclusion in the Solicitation Package of the letters from the Creditors’ Committee and the 2066 Subordinated Trustee recommending acceptance of the Plan. Based on the record before the Bankruptcy Court in these Chapter 11 Cases, including, but not limited to the evidence and testimony proffered, adduced or presented at the Confirmation Hearing, the Plan Proponents and their representatives (if applicable) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules in connection with all of their respective activities relating to the Plan, including the execution, delivery and performance of the Plan Support Agreement, the Rights Offering Backstop Commitment Agreement and the Private Placement Agreement, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section V.E.5 of the Plan. In addition, for the avoidance of doubt, the process of allowing parties to join the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement and the PSA was not a premature solicitation of a vote within the meaning of section 1125(b) of the Bankruptcy Code.

II. FINDINGS OF FACT AND CONCLUSIONS OF LAW REGARDING STANDARDS FOR CONFIRMATION UNDER SECTION 1129 OF THE BANKRUPTCY CODE

The evidentiary record of the Confirmation Hearing and the Confirmation Standards Exhibit support the findings of fact and conclusions of law set forth in the following paragraphs.

A. Section 1129(a)(1) of the Bankruptcy Code. The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code in that:

1.	Section 1122 of the Bankruptcy Code. In accordance with section 1122(a) of the Bankruptcy Code, Section II.B of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests (see Confirmation Standards Exhibit, at 1-3, Plan § II.B);

2.	Section 1123(a)(1) of the Bankruptcy Code. In accordance with section 1123(a)(1) of the Bankruptcy Code, Section II.B of the Plan properly classifies all Claims and Interests that require classification (see id. at 3, Plan § II.B);

3.	Section 1123(a)(2) of the Bankruptcy Code. In accordance with section 1123(a)(2) of the Bankruptcy Code, Section II.B of the Plan properly identifies and describes each of the Class of Claims and Interests that are not Impaired under the Plan (i.e., Classes 3A-3E, 4A-4E, 9A-9E and 12B-12E) (see id. at 3, Plan § II.B);

4.	Section 1123(a)(3) of the Bankruptcy Code. In accordance with section 1123(a)(3) of the Bankruptcy Code, Section II.B of the Plan properly identifies and describes the treatment of each Class of Claims and Interests that is Impaired under the Plan (i.e., Classes 1A-1D, 2A-2D, 5A-5E, 6A, 6B, 7A-7E, 8A, 10A, 11A) (see id. at 4, Plan § II.B);

5.

Section 1123(a)(4) of the Bankruptcy Code. In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class pertaining to each Debtor Group unless the holder of such a Claim or Interest has agreed to less favorable treatment. Furthermore, (a) consideration provided to the Rights Offering

Backstop Parties and the Private Placement Parties in exchange for their participation in the Private Placement Agreement and the Rights Offering Backstop Commitment Agreement is not treatment on account of such parties’ Claims, and (b) all holders of Allowed Claims in Class 5B were entitled to elect the same treatment on account of their claims (i.e., to forgo distributions of Reorganized PEC Common Stock and the Rights Offering Equity Rights in favor of a cash distribution from the Class 5B Cash Pool) (see id. at 4, Plan § II.B);

6.	Section 1123(a)(5) of the Bankruptcy Code. In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its implementation, including, without limitation, (a) the continued corporate existence of the Debtors (subject to the Restructuring Transactions) and the vesting of the Debtors’ assets in the Reorganized Debtors and the Gold Fields Liquidating Trust, as applicable; (b) the consummation of the Rights Offering, the Private Placement, the Exit Facility and the Amended Securitization Facility; (c) the issuance, distribution and listing of Reorganized PEC Common Stock; (d) the issuance and distribution of the Rights Offering Penny Warrants, Preferred Equity and the Penny Warrants issued pursuant to the Rights Offering Backstop Commitment Agreement; (e) the consummation of the Restructuring Transactions; (f) the comprehensive settlement and compromise of claims and controversies pursuant to the Plan, including, without limitation, the settlement of (i) the CNTA Dispute, (ii) the Debtors’ post-emergence debt capacity, (iii) the terms of replacement debt for the First Lien Lenders and Second Lien Noteholders in the event the Debtors were unable to raise sufficient third-party exit financing, (iv) the terms under which creditors would be able to participate in the Rights Offering and the backstop of that Rights Offering, (v) the terms under which a new money investment would be made in the Reorganized Debtors pursuant to the Private Placement, (vi) disputes over the Debtors’ valuation and the allocation of value between different Debtor Groups, (vii) agreement on the respective treatment and recoveries for holders of First Lien Lender Claims, Second Lien Notes Claims (including the partial equitization of such claims), General Unsecured Claims at each Debtor Group and the Unsecured Subordinated Debenture Claims, (viii) the Creditors’ Committee Alleged Causes of Action, (ix) the treatment of Intercompany Claims and (x) the MEPP Claim; and (c) provisions regarding the post-Effective Date corporate management and governance of the Reorganized Debtors (as set forth in Article IV of the Plan) (see id. at 4-6, Plan § IV);

7.	Section 1123(a)(6) of the Bankruptcy Code. In accordance with section 1123(a)(6) of the Bankruptcy Code, the certificates of incorporation and bylaws (or comparable constituent documents) of Reorganized PEC and other Reorganized Debtors, among other things, will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Exhibits IV.H.1.a and IV.H.1.b to the Plan, which are forms of certificate of incorporation and bylaws (or comparable constituent documents) of Reorganized PEC and the other Reorganized Debtors, include provisions prohibiting the issuance of non-voting equity securities and implementing the appropriate distribution of voting power among the classes of securities possessing voting power. (see id. at 6, Plan §IV.H.1);

8.	Section 1123(a)(7) of the Bankruptcy Code. In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtors’ charters, bylaws or comparable constituent documents regarding the manner of selection of officers, directors or comparable positions of the Reorganized Debtors, including, without limitation, the provisions of Section IV.H of the Plan, are consistent with the interests of creditors and equity security holders and with public policy (see id. at 6, Plan § IV.H);

9.	Section 1123(b)(1) of the Bankruptcy Code. In accordance with section 1123(b)(1) of the Bankruptcy Code, Section II.B of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests (see id. at 7, Plan§ II.B);

10.	Section 1123(b)(2) of the Bankruptcy Code. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article III and other provisions of the Plan provide for the assumption, assumption and assignment, or rejection of the Executory Contracts or Unexpired Leases of the Debtors that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and orders of the Bankruptcy Court (see id. at 7, Plan § III);

11.	Section 1123(b)(3)(A) of the Bankruptcy Code. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code, Section V.E of the Plan provides for the settlement and adjustments of various Claims and Interests, including, without limitation, the Debtors’ (a) release of all preference actions under section 547 of the Bankruptcy Code and (b) release, waiver and discharge of all Claims they have, had, or may have had against a Released Party, subject to certain exceptions. (see id. at 7, Plan § V.E).

12.	Section 1123(b)(3)(B) of the Bankruptcy Code. In accordance with section 1123(b)(3)(B) of the Bankruptcy Code, Section V.E.9 of the Plan provides for the retention and enforcement of certain affirmative prepetition claims, demands, rights, defenses and Causes of Action by the Debtors to be held by the Reorganized Debtors and the Gold Fields Liquidating Trust, as applicable. (see id. at 7, Plan § V.E);

13.	Section 1123(b)(5) of the Bankruptcy Code. In accordance with section 1123(b)(5) of the Bankruptcy Code, Section II.B of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of Claims in each Class (see id. at 7, Plan § II.B);

14.

Section 1123(b)(6) of the Bankruptcy Code. In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including, without limitation, the provisions of Article IV

(Means For Implementation of the Plan), Article V (Confirmation of the Plan), Article VI (Provisions Regarding Distributions under the Plan), Article VII (Procedures for Resolving Disputed Claims), Article VIII (Consolidation) and Article IX (Retention of Jurisdiction) of the Plan (see id. at 8, Plan §§ IV-IX); and

15.	Section 1123(d) of the Bankruptcy Code. In accordance with section 1123(d) of the Bankruptcy Code, Section III.A.4 of the Plan provides for the satisfaction of Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Cure Amount Claims will be determined in accordance with the underlying agreements and applicable law. (see Plan § III.A.4).

B. Section 1129(a)(2). The Plan Proponents have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.	In compliance with the Order (I) Approving Disclosure Statement, (II) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Second Amended Joint Plan of Reorganization, (III) Scheduling Hearing on Confirmation of Second Amended Joint Plan of Reorganization and (IV ) Approving Related Notice Procedures, entered on January 27, 2017 (Docket No. 2234) (the “Disclosure Statement Order”), on or before February 2, 2017, the Debtors, through their Claims and Noticing Agent, Kurtzman Carson Consultants LLC (“KCC”), caused copies of the following materials to be transmitted to all holders of Claims in Classes that were entitled to vote to accept or reject the Plan (i.e., Allowed Claims in Classes 1A-1D, 2A-2D, 5A-5C, 5E, 6A, 6B, 7A-7E and 8A):

•	the Debtors’ cover letter (a) describing (i) the contents of the Solicitation Package, (ii) the contents of the enclosed CD-ROM and instructions for use of the CD-ROM and (iii) information about how to obtain, at no charge, paper copies of any materials provided on the CD-ROM and (b) recommending acceptance of the Plan;

•	notice of the Confirmation Hearing (the “Confirmation Hearing Notice”);

•	the Disclosure Statement (together with the exhibits thereto, including the January 27 Plan);

•	the Disclosure Statement Order;

•	the Creditors’ Committee’s letter recommending acceptance of the Plan;

•	the 2066 Subordinated Indenture Trustee’s letter recommending acceptance of the Plan, which letter was only sent to holders of Claims in Class 8A; and

•	an appropriate form of Ballot (collectively with the materials described in the preceding bullets, the “Solicitation Package”).

See Affidavit of Service of Leticia Sanchez (Docket No. 2357); Supplemental Affidavit of Service of Stephanie Delgado (Docket No. 2395); Supplemental Affidavit of Service of Leticia Sanchez (Docket No. 2494).

2.	On January 27, 2017, the Debtors filed (and made available on the Document Website) the Plan along with the following Confirmation Exhibits: (a) Exhibit I.A.91 (Encumbered Guarantor Debtors); (b) Exhibit I.A.118 (Gold Fields Debtors); (c) Exhibit I.A.127 (Historic Gold Fields Policies); (d) Exhibit I.A.146 (Material Terms of LTIP); (e) Exhibit I.A.151 (Material Terms of New Second Lien Notes); (f) Exhibit I.A.174 (Material Terms of Preferred Equity); (g) Exhibit I.A.196 (Material Terms of Replacement Secured First Lien Term Loan; and (h) Exhibit I.A.244 (Unencumbered Debtors). See Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Docket No. 2229).

3.	In compliance with the Disclosure Statement Order, on or before February 2, 2017, the Debtors, through KCC, transmitted a Notice of Non-Voting Status (as such term is defined in the Disclosure Statement Order) to all holders of Claims and Interests in the Non-Voting Classes (as such term is defined in the Disclosure Statement Order), other than holders of Claims and Interests in Classes 9A-9E (Intercompany Claims) and 12B-12E (Subsidiary Debtor Interests). See Affidavit of Service (Docket No. 2357); Supplemental Affidavit of Service (Docket No. 2395).

4.	In compliance with the Disclosure Statement Order, on or before February 2, 2017, the Debtors, through KCC, transmitted the Confirmation Hearing Notice to all holders of Claims and Interests in the Non-Voting Classes 9A-9E and 12B-12E. See Affidavit of Service of Leticia Sanchez (Docket No. 2357); Supplemental Affidavit of Service of Stephanie Delgado (Docket No. 2395); Supplemental Affidavit of Service of Stephanie Delgado (Docket No. 2527).

5.	In compliance with the Disclosure Statement Order, on February 1, 2017, the Debtors caused a copy of the Confirmation Hearing Notice to be published in the (a) national edition of USA Today, (b) national edition of The Wall Street Journal and (c) St. Louis Post-Dispatch. See Affidavit of Publication of the Notice of (I) Deadline for Casting Votes to Accept or Reject Second Amended Joint Plan of Reorganization, (II) Hearing to Consider Confirmation of Second Amended Joint Plan of Reorganization and (III) Related Matters, dated February 6, 2017 (Docket No. 2351).

6.	On February 15, 2017, the Bankruptcy Court entered the Order, Pursuant to Section 105, 365 and 1123 of the Bankruptcy Code, (I) Establishing Procedures with Respect to the Proposed Assumption, Assumption and Assignment, and Rejection of Executory Contracts and Unexpired Leases and the Treatment of Other Agreements Pursuant to the Joint Plan of Reorganization of the Debtors and Debtors in Possession and Applicable Law and (II) Approving the Form and Manner of Notice Thereof (Docket No. 2420) (the “Contract Procedures Order”). On February 17, 2017, in accordance with the Contracts Procedures Order, the Debtors filed (and made available on the Document Website), the following Confirmation Exhibits: (a) Exhibit III.A.1 (Executory Contracts and Unexpired Leases to Be Assumed) and (b) Exhibit III.B.1 (Executory Contracts and Unexpired Leases to Be Rejected). See Exhibit III.A.1 to Second Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession (Executory Contracts and Unexpired Leases to be Assumed or Assumed and Assigned) (Docket No. 2445); Exhibit III.B.1 to Second Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession (Executory Contracts and Unexpired Leases to be Rejected) (Docket No. 2446). On March 3, 2017, in accordance with the Contracts Procedure Order, the Debtors filed (and made available on the Document Website) amended versions of (a) Exhibit III.A.1 and (b) Exhibit III.B.1. See Notice of Filing of Certain Amended Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2571). On March 13, 2017, in accordance with the Contracts Procedure Order, the Debtors filed (and made available on the Document Website) further amended versions of (a) Exhibit III.A.1 and (b) Exhibit III.B.1 See Second Notice of Filing of Certain Amended Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2690).

7.	On March 6, 2017, the Debtors filed (and made available on the Document Website), the following Confirmation Exhibits: (i) Exhibit I.A.120 (Gold Fields Liquidating Trust Agreement); (ii) Exhibit I.A.146 (Material Terms of LTIP)[2]; (iii) Exhibit I.A.189 (Registration Rights Agreement); (iv) Exhibit IV.F.1 (Restructuring Transactions); (v) Exhibit IV.H.1.a (Form of Constituent Documents of Reorganized PEC); (vi) Exhibit IV.H.1.b (Form of Constituent Documents of Other Reorganized Debtors); (vii) Exhibit IV.H.2 (Initial Officers and Boards of Directors of Reorganized PEC and Other Reorganized Debtors). See Notice of Filing Certain Exhibits to Second Amended Joint Plan of Reorganization (Docket No. 2584).

8.	On March 14, 2017, the Bankruptcy Court entered the Stipulation and Agreed Order Regarding Allowed Amount of First Lien Lender Claims in Connection with the Plan (Docket No. 2695) (the “First Lien Claim Stipulation”).

9.	All persons entitled to receive notice of the Disclosure Statement, the Plan and the Confirmation Hearing were given proper, timely and adequate notice in accordance with the Disclosure Statement Order, applicable provisions of

[2]	Exhibit I.A.146 amends the Exhibit I.A.146 that was filed as an exhibit to the Plan on January 27, 2017.

the Bankruptcy Code and the Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto. See Confirmation Standards Exhibit at 8-10; Disclosure Statement Order at ¶ 5; Certificate of Service (Docket Nos. 1853); Supplemental Certificate of Service (Docket Nos. 2001, 2142, 2237, 2352 and 2477); Affidavit of Service (Docket No. 2357); Supplemental Affidavit of Service (Docket No. 2395); Supplemental Affidavit of Service of Leticia Sanchez (Docket No. 2494); Supplemental Affidavit of Service of Stephanie Delgado (Docket No. 2527).

10.	The Debtors solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order, including, without limitation, the inclusion of a letter from the Debtors, the Creditors’ Committee and the 2066 Subordinated Indenture Trustee recommending acceptance of the Plan in the Solicitation Packages. Accordingly, the Debtors are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section V.E.5 of the Plan. See Confirmation Standards Exhibit at 8-10.

11.	In addition, for the avoidance of doubt, the process of allowing parties to join the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement and the PSA was not a premature solicitation of a vote within the meaning of section 1125(b) of the Bankruptcy Code. See id. at 9.

12.	Claims and Interests in Classes 3A-3E, 4A-4E, 9A-9E, 12B-12E under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. See id. at 10.

13.	The Plan was voted on by twenty (20) Classes of impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order (i.e., Classes 1A-1D, 2A-2D, 5A-5C, 5E, 6A, 6B, 7A-7E and 8A). See id. at 9.

14.	KCC has made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes 1A-1D, 2A-2D, 5A-5C, 5E, 6A, 6B, 7A-7E and 8A under the Plan. See generally Gershbein Declaration.

15.	The Gershbein Declaration sets forth the tabulation of votes, as required by the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. See generally Gershbein Declaration.

16.	All twenty (20) impaired Classes that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order (i.e., Classes 1A-1D, 2A-2D, 5A-5C, 5E, 6A, 6B, 7A-7E and 8A) accepted the Plan, consistent with section 1126(c) of the Bankruptcy Code. See generally Gershbein Declaration.

C. Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. The Chapter 11 Cases were filed with an honest belief that the Debtors were in need of reorganization, and the Plan was negotiated and proposed with the intention of accomplishing a successful restructuring and reorganization and for no ulterior purpose. Further, the Rights Offering and the Private Placement were conducted in a manner consistent with both the Bankruptcy Code, including section 1145 of the Bankruptcy Code and applicable securities laws. In so finding, the Bankruptcy Court has considered the totality of the circumstances in these Chapter 11 Cases. The Plan is the result of extensive, good faith, arm’s-length negotiations between the Debtors and certain of their principal constituencies (including the Ad Hoc Group of Second Lien Noteholders, Ad Hoc Group of Unsecured Senior Noteholders, First Lien Lender Co-Proponents, Creditors’ Committee, the 2066 Subordinated Indenture Trustee, the United Mine Workers of America 1974 Pension Plan and the parties to the other settlements embodied in the Plan or approved by this Order and each of their respective Representatives) and reflects substantial input from the principal constituencies having an interest in the Chapter 11 Cases and, as evidenced by strong creditor support for the Plan (including the acceptance of the Plan by all twenty (20) Classes entitled to vote/Classes 1A-1D, 2A-2D, 5A, 5B, 5C, 5E, 6A, 6B, 7A-7E and 8A) and the numerous settlements embodied in or related to the Plan, achieves the goal of broadly consensual reorganization promoted by the Bankruptcy Code. As a result, the Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code. Further, as described in greater detail below, the Plan’s indemnification, exculpation, release and injunction provisions have been negotiated in good faith, and are consistent with sections 105, 1123(b)(6), 1129 and 1142 of the Bankruptcy Code and applicable law in this Circuit. See Confirmation Standards Exhibit, at 10-11.

D. Section 1129(a)(4). No payment for services or costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been or will be made by a Debtor other than payments that have been approved or are subject to approval by order of the Bankruptcy Court, including paragraphs 88-92 of this Order. Pursuant to Sections II.A.1.h.ii.A and IX.B of the Plan, and except as otherwise provided under the Plan or herein, all such payments to be made to Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date will be subject to review and approval by the Bankruptcy Court. See id. at 11-12.

E. Section 1129(a)(5). The Plan Proponents have disclosed (1) the identities of the officers and directors of Reorganized PEC and each other Reorganized Debtor and (2) the identity of any insiders that will be employed or retained by the Reorganized Debtors on Exhibit IV.H.2 to the Plan. The compensation of the Reorganized Debtors’ directors will be consistent with each Reorganized Debtor’s applicable constituent documents, as disclosed on Exhibits IV.H.1.a and IV.H.1.b to the Plan. The Plan Proponents disclosed (1) the affiliations of their proposed respective directors and officers and (2) the compensation of any insiders to be employed or retained by the Reorganized Debtors (to the extent not previously disclosed in the Debtors’ filings with the United States Securities and Exchange Commission (the “SEC”) and in Exhibits A and B to the Motion of the Debtors and Debtors in Possession, Pursuant to Sections 105, 363 and 503 of the Bankruptcy Code, For an Order Approving (I) Key Employee Incentive Plan, (II) Executive Leadership Team Short Term Incentive Plan and (III) Modifications to Director Compensation Program (Docket No. 997), dated

August 3, 2016). The proposed directors and officers for the Reorganized Debtors as set forth on Exhibit IV.H.2 to the Plan are qualified, and the appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of holders of Claims and Interests and with public policy. See id. at 12-13.

F. Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency. See id. at 13.

G. Section 1129(a)(7). Each holder of a Claim or Interest in each impaired Class of Claims or Interests that has not accepted the Plan will, on account of such Claim or Interest, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would have received or retained if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The Debtors have demonstrated that the Plan is in the best interests of their creditors. See id. at 13-14.

H. Section 1129(a)(8). The Plan has not been accepted by all impaired classes of Claims and Interests because the holders of Claims in Class 10A (Section 510(b) Claims) and Class 11A (PEC Interests) and are deemed to have rejected the Plan, provided, however, although Class 5D (General Unsecured Claims against Gib 1) is deemed to reject the Plan, there are no Claims in Class 5D and thus, Class 5D has been eliminated for voting purposes in accordance with Section II.F of the Plan. Nevertheless, as more fully explained below in Section II.O of this Order, the Plan is confirmable because it satisfies section 1129(b)(1) of the Bankruptcy Code with respect to such non-accepting Classes of Claims and Interests. See generally Gershbein Declaration; Confirmation Standards Exhibit, at 14-15.

I. Section 1129(a)(9). The Plan provides treatment for Administrative Expense Claims and Priority Tax Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code. See Confirmation Standards Exhibit, at 16-17.

J. Section 1129(a)(10). The Plan has been accepted by all twenty (20) classes of impaired Claims that are entitled to vote on the Plan (i.e., Classes 1A-1D, 2A-2D, 5A-5C, 5E, 6A, 6B, 7A-7E and 8A), determined without including any acceptance of the Plan by any insider. See generally Gershbein Declaration; Confirmation Standards Exhibit, at 17.

K. Section 1129(a)(11). The Plan is feasible, within the meaning of section 1129(a)(11) of the Bankruptcy Code. The consolidated financial projections of the Reorganized Debtors as of the Effective Date are reasonable and made in good faith, and Confirmation of the Plan is not likely to be followed by the liquidation (other than the liquidation of the Gold Field Debtor entities that no longer serve an ongoing business purpose, as described in Exhibit I.A.120 to the Plan) or the need for further financial reorganization of the Reorganized Debtors. See Confirmation Standards Exhibit, at 17-18; Schwetz Declaration, at ¶¶ 67-71. The Debtors have demonstrated a reasonable assurance of the Plan’s prospects for success and the Reorganized Debtors’ ability to comply with their obligations under the Plan. The Debtors have also secured a Bonding Solution for the Debtors’ post-emergence bonding obligations in Wyoming, New Mexico, Illinois and Indiana. See Notice Regarding Debtors’ Achievement of Bonding Solution (Docket No. 2583).

L. Section 1129(a)(12). The Plan provides that Administrative Expense Claims for fees payable pursuant to section 1930 of title 28 of the United States Code will be paid by the Debtors in Cash equal to the amount of such Administrative Expense Claims on or before the Effective Date. After the Effective Date, all fees payable pursuant to section 1930 of title 28 of the United States Code will be paid, pursuant Section II.A.1.b of the Plan, by the applicable Reorganized Debtor or successor, including the Gold Fields Liquidating Trust on behalf of the Gold Fields Debtors, thereto until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code. See Confirmation Standards Exhibit, at 18.

M. Section 1129(a)(13). As required by section 1129(a)(13) of the Bankruptcy Code, following the Effective Date of the Plan, and consistent with Section IV.I.2 of the Plan, the Reorganized Debtors will continue to pay all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, for the duration of the period the applicable Debtor obligated itself to provide such benefits, subject to the terms of such benefit plan. See id., at 19.

N. Sections 1129(a)(14), 1129(a)(15) and 1129(a)(16). Sections 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to the Debtors.

O. Section 1129(b). Notwithstanding the fact that the Plan does not comply with section 1129(a)(8) of the Bankruptcy Code, the Plan may still be confirmed because it does not “discriminate unfairly” and is fair and equitable with respect to Classes 10A and 11A (i.e., the Classes that are impaired and deemed to reject the Plan) (the “Deemed Rejecting Classes”).

1.	Unfair Discrimination. The Plan does not discriminate unfairly against the Deemed Rejecting Classes (i.e., Classes 10A and 11A).[3] All discrimination

[3]

As previously noted, although Class 5D is deemed to reject the Plan, there are no Claims in Class 5D and thus Class 5D has been eliminated for voting purposes in accordance with Section II.F of the Plan. See Plan, Section II.F; see also II.H supra. Accordingly, the Debtors do not need to satisfy section 1129(b) with respect to Class 5D for the Plan to be confirmable.

between the Deemed Rejecting Classes and the other Classes under the Plan is fair and supported by reasonable bases because of the substantial differences between the Claims and Interests in the Deemed Rejecting Classes compared with all other Claims and Interests. See Confirmation Standards Exhibit, at 19-22.

2.	Fair and Equitable. The Plan is fair and equitable for the following reasons: (a) as an initial matter, section 1129(b)(2)(A) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases, as no Impaired Class of secured Claims has voted to reject the Plan, (b) with respect to the Section 510(b) Claims against PEC (Class 10A Claims), no Claim or Interest junior in priority to the Claims in Class 10A will receive or retain any property under the Plan on account of such Claims or Interests and (c) with respect to the only impaired Class of rejecting Interests (Class 11A Interests in PEC), no Claim or Interest junior in priority to the Interests in Class 11A will receive or retain any property under the Plan on account of such Claims or Interests. See id. at 19-22.

P. Section 1129(c). The Plan is the only plan that has been filed in the Chapter 11 Cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

Q. Section 1129(d). No party in interest, including, but not limited to, any Governmental Unit, has requested that the Bankruptcy Court deny Confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

R. Section 1129(e). None of the Chapter 11 Cases are small business cases within the meaning of the Bankruptcy Code. Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

Based upon the foregoing, and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Debtors have satisfied all of the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

III. FINDINGS OF FACT AND CONCLUSIONS OF LAW REGARDING IMPLEMENTATION OF THE PLAN

A. Implementing Documents. All documents and agreements necessary to implement the Plan and all other relevant and necessary documents (including, but not limited to, (1) new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for Reorganized PEC and the other Reorganized Debtors, (2) documents setting forth the initial selection of directors and officers for each Reorganized Debtor, (3) the Rights Offering Documents, (4) the Private Placement Documents, (5) the Gold Fields Liquidating Trust Agreement, (6) the documents embodying (i) the Exit Facility, (ii) the Amended Securitization Facility, (iii) the material terms of the LTIP and (iv) the material terms of the Preferred Equity and (7) the agreements underlying the Bonding Solution), are essential elements of the Plan and have been negotiated in good faith and at arm’s-length. Entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, their Estates and the holders of Claims and Interests and shall, upon completion of documentation and execution, be valid, binding and enforceable agreements and shall not be in conflict with any federal, state or local law. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements and/or the principal terms thereof.

B. Valuation. The prospective financial information for Reorganized Peabody (as defined in the Cowan Declaration), is contained in Exhibit C to the Disclosure Statement (Docket No. 2019), as well as the valuation analysis set forth in Exhibits B and C to the Cowan Declaration (and the supporting evidence adduced at the Confirmation Hearing), including, but not limited the estimated total enterprise value of Reorganized Peabody is

(1) reasonable, persuasive and credible as of the date such analysis was prepared (or such evidence was presented or proffered) and (2) uses reasonable and appropriate methodologies and assumptions. All parties in interest have been given the opportunity to challenge the valuation analysis.

C. The Rights Offering Backstop Commitment Agreement and the Rights Offering. Without limiting, impairing or modifying the PPA and BCA Approval Order, the Rights Offering Backstop Commitment Agreement or the rights of the Backstop Parties (as defined in the Rights Offering Backstop Commitment Agreement), the terms and conditions of the Rights Offering and the Rights Offering Backstop Commitment Agreement are fair and reasonable and are in the best interests of the Debtors, the Reorganized Debtors, their Estates and holders of Claims and Interests, and the Rights Offering and transactions contemplated by the Rights Offering Backstop Commitment Agreement do not conflict with, and were conducted and consummated in compliance with, applicable law. The Debtors have provided adequate notice of the material terms of the Rights Offering Backstop Commitment Agreement and the Rights Offering Documents. The Rights Offering Backstop Commitment Agreement and the Rights Offering shall be deemed to have been consummated and negotiated at arm’s length, in good faith, for legitimate business purposes and on reasonable business terms, including in connection with the offer, issuance and sale of Reorganized PEC Common Stock pursuant thereto and the payment of premiums and expenses contemplated thereby. The Debtors’ and Reorganized Debtors’ obligations under the Rights Offering Backstop Commitment Agreement are valid, binding and authorized obligations, enforceable in accordance with their terms and are not in contravention of any applicable law. The Debtors’ and Reorganized Debtors’ compliance with provisions of the Rights Offering Backstop Agreement, performance of their obligations thereunder and the consummation of the transactions contemplated thereby, will not result in any violation of applicable law.

D. The Private Placement Agreement and the Private Placement. Without limiting, impairing or modifying the PPA and BCA Approval Order, the Private Placement Agreement or the rights of the Private Placement Parties (as defined in the Private Placement Agreement), the terms and conditions of the Private Placement and the Private Placement Agreement are fair and reasonable and are in the best interests of the Debtors, the Reorganized Debtors, their Estates and holders of Claims and Interests and the Private Placement and transactions contemplated by the Private Placement Agreement do not conflict with, and were conducted and consummated in compliance with, applicable law. The Debtors have provided adequate notice of the material terms of the Private Placement Agreement and the Private Placement Documents. The Private Placement Agreement and the Private Placement, including the issuance of the Preferred Equity, shall be deemed to have been consummated and negotiated at arm’s length, in good faith, for legitimate business purposes and on reasonable business terms, including in connection with the offer, issuance and sale of Preferred Equity pursuant thereto and the payment of premiums and expenses contemplated thereby. The Debtors’ and Reorganized Debtors’ obligations under the Private Placement Agreement are valid, binding and authorized obligations, enforceable in accordance with their terms and are not in contravention of any applicable law. The Debtors’ and Reorganized Debtors’ compliance with provisions of the Private Placement Agreement, performance of their obligations thereunder and the consummation of the transactions contemplated thereby, will not result in any violation of applicable law.

E. Issuance of Reorganized PEC Common Stock and Rights Offering Penny Warrants Pursuant to the Plan. The authorization and issuance of the Reorganized PEC Common Stock and Rights Offering Penny Warrants, pursuant to Section IV.C.1 of the Plan, are essential elements of the Plan and are in the best interests of the Debtors, their Estates and their creditors. Pursuant to section 1145 of the Bankruptcy Code, authorization and issuance under the Plan of the Reorganized PEC Common Stock and the Rights Offering Penny Warrants are exempt from the requirements of section 5 of the Securities Act and any similar federal, state or local law registration requirements and all rules and regulations promulgated thereunder.

F. Issuance of Reorganized PEC Common Stock and Penny Warrants Pursuant to the Rights Offering Backstop Commitment Agreement and Private Placement Agreement. The authorization and issuance of the Reorganized PEC Common Stock and Penny Warrants pursuant to the Rights Offering Backstop Commitment Agreement and Private Placement Agreement, pursuant to Section IV.B.2&3 of the Plan, are essential elements of the Plan and are in the best interests of the Debtors, their Estates and their creditors. Pursuant to section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, authorization and issuance under the Plan of the Reorganized PEC Common Stock and Penny Warrants pursuant to the Rights Offering Backstop Commitment Agreement and Private Placement Agreement are exempt from the requirements of section 5 of the Securities Act and any similar federal, state or local law registration requirements and all rules and regulations promulgated thereunder.

G. Issuance of Preferred Equity Pursuant to the Private Placement Agreement. The authorization and issuance of Preferred Equity pursuant to the Private Placement Agreement are essential elements of the Plan and are in the best interests of the Debtors, their Estates and their creditors. Pursuant to section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, authorization and issuance under the Plan of the Preferred Equity are exempt from the requirements of section 5 of the Securities Act and any similar federal, state or local law registration requirements and all rules and regulations promulgated thereunder.

H. Exit Facility. The incurrence of indebtedness, provision of guarantees and granting of collateral under the senior secured credit facility, indenture or supplemental indenture and senior secured notes, to be entered into or issued by certain of the Reorganized Debtors on the Effective Date (collectively, the “Exit Facility”) are in the best interests of the Reorganized Debtors and are necessary and appropriate for the consummation of the Plan and the operations of the Reorganized Debtors. The deemed incurrence of the obligations under the Exit Facility is necessary to the consummation of the Plan and the operation of the Reorganized Debtors and constitutes reasonably equivalent value and fair consideration. The credit agreement, indenture, notes, security agreements, and all other documents entered into in connection with or relating to the execution and implementation of the Exit Facility (collectively, the “Exit Facility Documents”) were negotiated at arm’s length and in good faith, without the intent to hinder, delay or defraud any creditor of the Debtors. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, and on reasonable terms. The Debtors have provided sufficient and adequate notice of the Exit Facility to all parties in interest in the Chapter 11 Cases, including, but not limited to, through their filing of the Motion of the Debtors and Debtors in Possession For Entry of an

Order (I) Authorizing the Debtors to (A) Enter into Exit Financing Commitment Letter and Related Documents and (B) Incur and Pay Certain Related Fees and/or Premiums, Indemnities, Costs and Expenses; and (II) Granting Related Relief (Docket No. 1927) (the “Exit Financing Commitment Motion”). The terms and conditions of the Exit Facility, as set forth in the Exit Financing Commitment Motion and the Exit Facility Documents, are fair and reasonable and reflect the Debtors’ exercise of sound business judgment consistent with their fiduciary duties and are approved. The execution, delivery or performance by the Debtors or the Reorganized Debtors, as the case may be, of any of the Exit Facility Documents, including, without limitation, the Escrow Vehicle Arrangements (as defined in the Exit Financing Commitment Motion) and compliance by the Debtors or the Reorganized Debtors, as the case may be, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Order.

I. Amended Securitization Facility. On the Effective Date, Reorganized PEC and the other applicable Reorganized Debtors shall be authorized to enter into the Amended Securitization Facility on the terms set forth in the Receivables Purchase Facility Commitment Letter. The transfer of the Receivables (as defined in the Receivables Purchase Facility Commitment Letter) pursuant to the provisions of the Amended Securitization Facility shall constitute true sales and contributions of Receivables into the Securitization Program (also as defined in the Receivables Purchase Facility Commitment Letter), free and clear of liens, claims and encumbrances. P&L Receivables Company, LLC is a good faith purchaser of Receivables under the Amended Securitization Facility. For the avoidance of doubt, P&L Receivables Company, LLC is a non-Debtor entity, independent from the Reorganized Debtors, and the performance of the transactions contemplated under the

Amended Securitization Facility shall not give rise to a basis for substantive consolidation with the Debtors or the Reorganized Debtors. In furtherance of the foregoing, Reorganized PEC and the Securitization Parties have agreed to enter into the Amended Securitization Facility in express reliance on P&L Receivables Company, LLC being a separate and distinct legal entity, with assets and liabilities separate and distinct from those of any of the Reorganized Debtors.

The incurrence of indebtedness, provision of guarantees and granting of collateral under the Amended Securitization Facility are in the best interests of the Reorganized Debtors and are necessary and appropriate for the consummation of the Plan and the operations of the Reorganized Debtors. The availability of the Amended Securitization Facility is necessary to the consummation of the Plan and the operation of the Reorganized Debtors and constitutes reasonably equivalent value and fair consideration. The Amended Securitization Facility was negotiated at arm’s length and in good faith, without intent to hinder, delay or defraud any creditor of the Debtors and the transfers of Receivables (as defined in the Receivables Purchase Facility Commitment Letter) under the Amended Securitization Facility. The Debtors have provided sufficient and adequate notice of the Amended Securitization Facility to all parties in interest in the Chapter 11 Cases. The terms and conditions of the Amended Securitization Facility, as set forth in the Receivables Purchase Facility Commitment Letter, are fair and reasonable, reflect the Debtors’ exercise of sound business judgment consistent with their fiduciary duties and are approved. The execution, delivery or performance by the Debtors or the Reorganized Debtors, as the case may be, of any of the documents embodying the Amended Securitization Facility and compliance by the Debtors or the Reorganized Debtors, as the case may be, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Order.

J. Global Settlement. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019(a), the Plan incorporates an integrated compromise and settlement of numerous claims, issues and disputes designed to achieve a value-maximizing and efficient resolution of the Chapter 11 Cases for all parties in interest. Accordingly, as consideration for the distributions and other benefits provided under the Plan, including the release and exculpation provisions, the Plan shall constitute a good faith compromise and settlement of all claims and controversies resolved pursuant to the Plan, including but not limited to the settlement of issues and disputes (the “Global Settlement”) related to the following disputes (1) the CNTA Dispute, (2) the value of the Debtors and the allocation of that value between different Debtor Groups, (3) the respective treatment and recoveries for holders of First Lien Lender Claims, Second Lien Notes Claims and General Unsecured Claims against each Debtor Group and the Unsecured Subordinated Debenture Claims against PEC, (4) the Creditors’ Committee Alleged Causes of Action and (5) the treatment of Intercompany Claims. Key terms of the Global Settlement include: (i) the terms of replacement debt for the First Lien Lenders and Second Lien Noteholders in the event the Debtors were unable to raise sufficient third-party exit financing, (ii) the terms under which creditors would be able to participate in the Rights Offering and the backstop of that Rights Offering, (iii) the terms under which a new money investment would be made in the Reorganized Debtors pursuant to the Private Placement and (iv) the terms of the Plan, including the release and exculpation provisions for the Debtors and the other Released Parties. The Global Settlement is integrated and an inextricable part of the Plan, the refusal to implement any aspect of the Global Settlement could cause the tenuous settlement of myriad disputes to unravel, which could jeopardize the entire Plan.

K. The MEPP Settlement. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019(a), the Plan incorporates the MEPP Settlement, as documented in that certain Notice of Settlement With the United Mine Workers of America 1974 Pension Plan and Trust (Docket No. 2708) (the “MEPP Settlement Agreement”). Accordingly, as consideration for the distributions and other benefits provided under the Plan, including the release and exculpation provisions, the MEPP Settlement shall constitute a good faith compromise and settlement of between the Debtors and the United Mine Workers of American 1974 Pension Plan and Trust (the “1974 Pension Plan”) of the MEPP Claim and the Notice and Demand for withdrawal liability served on October 29, 2015 by the 1974 Pension Plan on PEC and Peabody Holding Company, LLC (together with PEC, the “Defendants”) on the grounds that a principal purpose of the Defendants’ spinoff of Patriot Coal Corporation in 2007 was to evade or avoid withdrawal liability in violation of ERISA § 4212(c) (the “Demand”).

L. Standard for Evaluating the Global Settlement and the MEPP Settlement. In reaching its decision on the reasonableness and fairness of the Global Settlement and the MEPP Settlement, the Bankruptcy Court considered, among other things, the following factors: (1) the probability of success in the litigation of the disputes comprising the Global Settlement and the MEPP Claim; (2) the difficulties associated with collection, to be encountered with each of the Debtors’ adversaries in the disputes comprising the Global Settlement and the MEPP Claim; (3) the complexity of the disputes comprising the Global Settlement and the MEPP Claim, and the expense, inconvenience and delay necessarily to litigating the disputes comprising the Global Settlement and the MEPP Claim; and (4) the

paramount interests of the creditors and proper deference to their reasonable views in the premises. The Bankruptcy Court finds that these factors each weigh in favor of approving the compromises and the Global Settlement and the MEPP Settlement embodied in the Plan.

M. Findings Related to Global Settlement. Based upon the representations and arguments of counsel to the Debtors, the Creditor Co-Proponents, the Creditors’ Committee, the 2066 Subordinated Indenture Trustee, other parties to the Global Settlement, and all other testimony either actually given or proffered and other evidence introduced at the Confirmation Hearing and the full record of these Chapter 11 Cases, the findings and conclusions of which are hereby incorporated by reference as if fully set forth herein, this Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of the Global Settlement incorporated herein or in the Plan. Such approval is appropriate because, among other things:

•	while the Debtors believe that they would likely succeed on their arguments in the CNTA Dispute, the defendants believe likewise in the strength of their respective arguments, and no outcome is certain given the risks of litigation and the range of possible outcomes that could occur if the CNTA Dispute were to be litigated to finality on its merits;

•	even if a court were to finally decide the CNTA Dispute in the Debtors’ favor, such decision would create a host of other difficult, complex issues, which would cause the Debtors to incur additional costs and would further delay the Debtors’ exit from these bankruptcy cases;

•	for similar reasons, while it is uncertain whether the Creditors’ Committee would succeed in pursuing multiple causes of action against the First Lien Lenders and others in an attempt to secure additional value for general unsecured creditors, many of such causes of action are complex, fact-intensive and expensive to litigate, and thus, given the choice between the long, drawn-out fight and a reasonable settlement, the Debtors determined that settling such claims, pursuant to a final, comprehensive settlement with the Creditor Co-Proponents and the Creditors’ Committee (the “Creditors’ Committee Settlement”), was in the best interests of their Estates;

•

with respect to the settlement between the Debtors, the Creditor Co-Proponents, the Creditors’ Committee and the 2066 Subordinated Indenture Trustee (the “Debentures Settlement”), the Debtors recognized that in light of the time, expense and unpredictability associated with litigation the 2066 Subordinated Indenture Trustee’s right payment of its fees and expenses, settling such litigation, with a maximum exposure of $350,000, was far more beneficial to their Estates than resolving such litigation through court decisions;

•	even if the CNTA Dispute was finally resolved by a court in the Debtors’ favor (likely after several rounds of appeals), such resolution would simply spawn additional complex issues that the Debtors would be required to litigate, including: (a) the valuation of various components of the secured lenders’ collateral package, (b) the allocation of value between the Debtor Groups and (c) the recognition or recharacterization of certain large intercompany claims, which would cause the Debtors’ Estates to incur substantial additional costs through discovery, expert reports, analysis and depositions and other fact determinations and would still be a gating issue before the Debtors could pursue confirmation of the Plan;

•	similarly, pursuing the claims resolved pursuant to the Creditors’ Committee Settlement portion of the Global Settlement would also require the Debtors to incur significant costs due to the complexity of the underlying disputes, as the Creditors’ Committee’s claims disclosure letters identifies multiple causes of action (e.g., fraudulent conveyance claims, lien-related claims and recharacterization claims), many of which are complex and would require significant resources to litigate;

•	while the claims underlying the Debentures Settlement portion of the Global Settlement are likely more straightforward than the other settlements embodied in the Plan, litigating such claims could cause delay in Plan confirmation and could engender appeals of any confirmation order and, given the Debentures Settlement only requires a maximum payment of $350,000 by the Debtors’ Estates, it is possible that the benefit of winning in litigation would be swallowed by the Debtors’ professional fees in pursuing such litigation;

•	the Global Settlement (including the Creditors’ Committee Settlement portion of the Global Settlement), as incorporated into the Plan, provides that holders of Allowed General Unsecured Claims will receive meaningful distributions under the Plan (a rarity in recent coal bankruptcies);

•	the Global Settlement is supported by the Creditors’ Committee – a fiduciary representative for all unsecured creditors – and as a result of the hard fought, good faith, arm’s length negotiations between the Debtors, the Creditors’ Committee, the First Lien Lenders, the Ad Hoc Group of Second Lien Noteholders and the Ad Hoc Group of Unsecured Senior Noteholders, the Plan provides general unsecured creditors with substantial value on account of their claims;

•	the Debentures Settlement portion of the Global Settlement is in the best interests of the Debtors’ creditors because such settlement resolves potential confirmation objections (including inter-creditor confirmation objections), which could be costly for the Debtors to litigate and could result in an appeal of any order confirming the Plan, distracting the Debtors’ management and further delaying the finality of the Debtors’ bankruptcy cases;

•	all but 1 impaired Class of Claims entitled to vote on the Plan voted to approve the Plan and the Global Settlement incorporated therein: (a) Classes 1A-1D and 2A-2D, the voting classes of secured claims, voted unanimously approve the Plan; (b) for voting classes of general unsecured creditors, (i) Class 5A voted to accept the Plan by over 90% in number and over 84% in amount, (ii) Class 5B voted to accept the Plan by over 91% in number and over 94% in amount, (iii) Class 5C voted to accept the Plan by over 88% in number and over 75% in amount and (iv) Class 5E voted to accept the Plan by over 85% in number and over 85% in amount; (c) for the two Convenience Claim Classes, (i) Class 6A voted to accept the Plan by over 93% in number and over 95% in amount and (ii) Class 6B voted to accept the Plan by over 91% in number and over 94% in amount; (d) the MEPP Claim voted in favor of the Plan at Classes 7A-7E; and (e) the Unsecured Subordinated Debenture Claims voted in favor of the Plan by over 89% in number and over 92% in amount;

•	Holders of every issuance of Notes voted overwhelmingly to approve the Plan and the Global Settlement incorporated therein; in particular, Holders of Unsecured Senior Notes Claims collectively voted to approve the Plan by over 91% in number and over 95% in amount; and Holders of Unsecured Subordinated Debenture Claims voted to approve the Plan by over 89% in number and over 92% in amount;

•	the Creditors’ Committee’s affirmative support of the Plan and recommendation of its approval to all holders of general unsecured creditors, in addition to the support of the Plan and related settlements with the 2066 Subordinated Indenture Trustee, demonstrates that the Global Settlement is in the best interests of the Debtors’ creditors;

•	further, the Debentures Settlement portion of the Global Settlement is in the best interests of the Debtors’ creditors because such settlement resolves potential confirmation objections (including inter-creditor confirmation objections), which could be costly for the Debtors to litigate and could result in an appeal of an order confirming the Plan, distracting the Debtors’ management and further delaying the finality of the Debtors’ bankruptcy cases;

•	the Global Settlement was negotiated in good faith and represents the culmination of extensive, intense, arm’s-length negotiations between the Debtors, the Creditor Co-Proponents, the Creditors’ Committee and the 2066 Subordinated Indenture Trustee, all with the goal of reaching agreement on a chapter 11 plan that provides general unsecured creditors with substantial recoveries, builds consensus and establishes a post-emergence capital structure that will allow the Debtors to weather both good and bad coal markets; and

•	the Global Settlement encompassed in the Plan represents comprehensive, fair and balanced resolutions to complex issues that are in the best interests of the Debtors’ Estates and creditors and fall well above the lowest point in the range of reasonableness.

See Cowan Declaration ¶¶ 12-16; Schwetz Declaration ¶¶ 8-13, 30-40; see generally Gershbein Declaration.

N. Findings Related to MEPP Settlement. Based on the full record of these Chapter 11 Cases, the findings and conclusions of which are hereby incorporated by reference as if fully set forth herein, this Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of the MEPP Settlement, as documented in the MEPP Settlement Agreement and incorporated herein or pursuant to the Plan. Such approval is appropriate because, among other things, absent a consensual resolution of the MEPP Claim and Demand, the appellate risk would provide an overhang over the Debtors’ restructuring and on their international operations and could possibly prevent the Debtors’ exit from bankruptcy. Given the potential of a $642.6 million joint and several liability claim for every Debtor and every non-Debtor affiliate, the Debtors concluded that the probability of success with respect to the MEPP Claim and Demand was substantially outweighed by the benefits of the MEPP Settlement – a full and final resolution of the MEPP Claim and the Demand. The MEPP Settlement is the product of extensive, intense, arm’s length and good faith negotiations between the Debtors and the 1974 Pension Plan and was negotiated in good faith and involved countless hours of preparing for and participating in, respectively, formal arbitration sessions and negotiations, all with the goal of reaching a reasonable settlement that was in the best interests of the Debtors’ Estates.

O. Jurisdiction With Respect to Release, Exculpation and Injunction. The Bankruptcy Court has jurisdiction under sections 157 and 1334(a) and (b) of title 28 of the United States Code to approve the releases, exculpations and injunctions set forth in Section V.E of the Plan. Sections 105(a) and 1123(b)(3), 1123(b)(6) of the Bankruptcy Code permit issuance of the injunctions and approval of the releases and exculpations set forth in Section V.E of the Plan.

P. Release, Exculpation and Injunction. Further, based on the record before the Bankruptcy Court, including, but not limited to, the evidence proffered, adduced and/or presented at the Confirmation Hearing, which is reasonable, persuasive and credible, and has not been controverted by other evidence, the release, exculpation and injunction provisions set forth in the Plan (collectively, the “Plan Releases”) are necessary and fair because the Plan Releases are essential components to the Released Parties’ support of the Plan and the Global Settlement. None of the stakeholders would have participated in the restructuring negotiations or made the compromises that led to the Plan and the Global Settlement absent the protection of the Plan Releases. The Plan Releases are fair, reasonable and supported by existing law.

Accordingly, without limiting the provisions of paragraph 16 hereof, the Bankruptcy Court finds that: (1) the release of potential Claims belonging to the Debtors or their Estates pursuant to the Plan represent a sound and valid exercise of the Debtors’ business judgment; (2) the consensual third-party releases contemplated by the Plan are necessary and fair under the circumstances of the Chapter 11 Cases and consistent with applicable law; and (3) the Plan Releases were proposed in good faith, are appropriately tailored, are intended to promote finality and prevent parties from attempting to circumvent the Plan’s terms and are consistent with the Bankruptcy Code and applicable law and, therefore, valid and binding. The third-party releases were disclosed in the Disclosure Statement, the Ballots and the Notice of Non-Voting Status, therefore, consented to by all parties either who voted in favor of the Plan or holders of Unimpaired Claims who failed to object to the Plan. In light of all the circumstances, the Plan Releases are consistent with the prevailing law in this District and are fair to the releasing parties.

Q. LTIP. The material terms of the LTIP, as set forth on Exhibit I.A.146 of the Plan, have been negotiated at arm’s length and in good faith between the Debtors, the Creditor Co-Proponents and the Creditors’ Committee. The terms of the LTIP are reasonable, consistent with the market for incentive compensation of similar companies and calculated to incentivize performance by executive management and the Reorganized Debtors’ employees after the Effective Date. On and after the Effective Date and without the need for any approvals, authorizations or consents except those expressly required pursuant to the Plan, Reorganized PEC will sponsor the LTIP.

R. Dissolution of Gold Fields Debtors and Creation of Gold Fields Liquidating Trust. The dissolution of the Gold Fields Debtors and creation of the Gold Fields Liquidating Trust, as described in Section IV.J of the Plan, have been proposed in good faith. The dissolution of the Gold Fields Debtors and creation of the Gold Fields Liquidating Trust promote the maximization of value of the ultimate recoveries to the creditors of the Gold Fields Debtors on a fair and equitable basis in accordance with the priorities established by the Bankruptcy Code. The dissolution of the Gold Fields Debtors and creation of the Gold Fields Liquidating Trust have not been entered into fraudulently, nor with the intent to hinder, delay or defraud any entity to which the Debtors are indebted on the Effective Date. The primary purpose of the Gold Fields Liquidating Trust is liquidating assets transferred to it by the Gold Fields Debtors, with no objective to continue or engage in the conduct of a trade or business except to the extent consistent with the Gold Field Liquidating Trust’s purpose and reasonably necessary to conserve and protect such assets and provide for the orderly liquidation thereof.

S. Bonding Solution. The Debtors have obtained a Bonding Solution to address their self-bonding reclamation obligations in Wyoming, New Mexico, Illinois and Indiana (the “Self-Bonding States”). The agreements underlying the Bonding Solution are essential elements of the Plan, have been negotiated in good faith and at arm’s-length and have been adequately disclosed by the Debtors in the Notice Regarding Debtors’ Achievement of Bonding Solution (Docket No. 2583). The Bonding Solution is reasonable and appropriate and will allow the Reorganized Debtors to continue to operate in compliance with applicable laws, rules and regulations in each of the Self-Bonding States on and after the Effective Date.

T. Executory Contracts and Unexpired Leases. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Section III of the Plan provides for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims and other parties in interest in the Chapter 11 Cases. See Schwetz Declaration ¶ 72-73. The Debtors have filed Exhibits III.A.1 and III.A.2 to the Plan (as they may have been amended or supplemented) and have provided notice of the Debtors’

determinations regarding the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases and any related Cure Amount Claims in accordance with the procedures (collectively, the “Contract Procedures”) set forth in or incorporated into the Contract Procedures Order.

U. Cure Amount Claims. Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan will be satisfied pursuant to Section III.A.4 of the Plan.

V. Conditions Precedent to Confirmation of the Plan. The conditions precedent to Confirmation of the Plan set forth in Section V.A of the Plan have been satisfied or duly waived in accordance with Section V.C of the Plan.

W. Retention of Jurisdiction. The Bankruptcy Court properly retains exclusive jurisdiction over the matters set forth in Article IX of the Plan and, subject to Article IX of the Plan, the Bankruptcy Court properly retains exclusive jurisdiction over (1) any matter arising under the Bankruptcy Code, (2) arising in, or related to, the Chapter 11 Cases, the Plan or this Order after Confirmation thereof and after the Effective Date and (3) any other matter or proceeding that is within the Bankruptcy Court’s jurisdiction pursuant to 28 U.S.C. § 1334 or 28 U.S.C. § 157. Notwithstanding the foregoing, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or relating to any or all of the Exit Facility Documents.

X. Objections. All parties have had a full and fair opportunity to litigate all issues raised in the Objections, or which might have been raised, and the Objections have been fully considered by the Bankruptcy Court.

Y. Waiver of Stay. Given the facts and circumstances of these Chapter 11 Cases, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED, AS FOLLOWS:

IV. CONFIRMATION OF PLAN

1. The Plan and each of its provisions (whether or not specifically approved herein) are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control solely to the extent of the conflict. The terms of the Plan and the Exhibits to the Plan are incorporated herein by reference and are an integral part of this Order. The terms of the Plan, Exhibits to the Plan and all other relevant and necessary documents shall be effective and binding as of the Effective Date.

2. Any objections or responses to Confirmation of the Plan or any other relief granted herein, and any reservation of rights contained therein, that (a) have not been withdrawn, waived or settled prior to the entry of this Order or (b) are not cured by the relief granted herein, are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

3. The Effective Date of the Plan shall occur on the date determined by the Debtors when the conditions set forth in Section V.B of the Plan have been satisfied or, if applicable, have been waived in accordance with Section V.C of the Plan.

V. EFFECT OF CONFIRMATION

4. Subject to the provisions of Section.V.B of the Plan and Bankruptcy Rule 3020(e), in accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Order shall be binding upon and inure to the benefit of: (a) the Debtors; (b) the Reorganized Debtors; (c) any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan); (d) any other person giving, acquiring or receiving property under the Plan; (e) any and all non-Debtor parties to Executory Contracts and Unexpired Leases with any of the Debtors; and (f) representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing. All settlements (including, without limitation, the Global Settlement and the MEPP Settlement), compromises, releases, waivers, discharges, exculpations and injunctions set forth in the Plan shall be, and hereby are, effective and binding on all individuals, firms, corporations, partnerships, limited liability companies, joint ventures, associations, trusts, unincorporated organizations or other entities (each individually, a “Person”) who may have had standing to assert any settled, released, discharged, exculpated or enjoined causes of action, and no other Person or entity shall possess such standing to assert such causes of action after the Effective Date.

VI. APPROVAL OF SETTLEMENTS

A. Global Settlement.

5. The Global Settlement incorporated into the Plan, and each component of the Global Settlement, including, but not limited to (a) the CNTA Dispute, (b) the Debtors’ post-emergence debt capacity, (c) the terms under which creditors would be able to participate in the Rights Offering and the backstop of that Rights Offering, (d) the terms under which a new money investment would be made in the Reorganized Debtors pursuant to the Private Placement, (e) disputes over the Debtors’ valuation and the allocation of value between different Debtor

Groups, (f) agreement on the respective treatment and recoveries for holders of First Lien Lender Claims, Second Lien Notes Claims (including the terms of the replacement debt for the First Lien Lender and Second Lien Noteholders in the event the Debtors were unable to raise sufficient third party exit financing), General Unsecured Claims at each Debtor Group and the Unsecured Subordinated Debenture Claims, (g) the Creditors’ Committee Alleged Causes of Action and (h) the treatment of Intercompany Claims, are hereby approved pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 as fair and reasonable and in the best interests of each of the Debtors, their Estates and creditors. Further, the Global Settlement embodied in the Plan is an integrated compromise and settlement and, accordingly, is non-severable. The Debtors and the Reorganized Debtors, as the case may be, are duly authorized to execute, deliver, implement and fully perform any and all obligations, instruments, documents and papers and to take any and all actions necessary or appropriate to consummate the Global Settlement and each of the settlements embodied therein.

B. MEPP Settlement.

6. The MEPP Settlement incorporated into the Plan, and as set forth in the MEPP Settlement Agreement, is hereby approved pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 as fair and reasonable and in the best interests of each of the Debtors, their Estates and creditors in all respects. The Debtors and the Reorganized Debtors, as the case may be, are duly authorized to execute, deliver, implement and fully perform any and all obligations, instruments, documents and papers and to take any and all actions necessary or appropriate to consummate the MEPP Settlement as embodied in the MEPP Settlement Agreement and the Plan.

VII. MATTERS RELATING TO IMPLEMENTATION OF THE PLAN

A. Plan Implementation.

7. In accordance with section 1142 of the Bankruptcy Code, sections 251, 253, 263, 264 and 303 of the Delaware General Corporation Law, section 18-209 of the Delaware Limited Liability Company Act, sections 5/11.05, 5/11.25, 5/11.30, 5/11.39, 5/11.50 of the Illinois Business Corporation Act of 1983, sections 180/37-20, 180/37-25 and 180/37-30 of the Illinois Limited Liability Company Act and sections 23-18-7-1, 23-18-7-2 and 23-18-7-4 of the Indiana Business Corporation Law and any comparable provisions of the business corporation law of any other state (collectively, the “Reorganization Effectuation Statutes”), without further action by the Bankruptcy Court or the stockholders, members, managers or directors of any Debtor or Reorganized Debtor, the Debtors and the Reorganized Debtors, as well as the Chairman of the Board of Directors, Chief Executive Officer, President-Australia, President-Americas, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Legal Officer, Government Affairs and Corporate Secretary, Group Executive Marketing & Trading (collectively, the “Responsible Officers”) of each Debtor and Reorganized Debtor, are authorized to: (a) take any and all actions necessary or appropriate, including expending any necessary funds post-Confirmation, to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby, including, without limitation, those transactions identified in Article IV of the Plan, Exhibit IV.F.1 of the Plan; and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements, certificates and documents necessary to implement, effectuate and consummate the Plan, including, without limitation, those contracts, instruments, releases, agreements, certificates and documents identified in Article IV of the Plan or Exhibit IV.F.1 of the Plan or necessary to consummate the transactions identified in Article IV of the Plan or Exhibit IV.F.1 of the Plan.

8. To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders, directors, officers, managers, members or partners of any of the Debtors or the Reorganized Debtors, this Order shall constitute, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders, directors, officers, managers, members or partners of the appropriate Debtor or Reorganized Debtor.

9. Each federal, state, commonwealth, local, foreign or other governmental agency or department is hereby directed and authorized to accept any and all certificates, documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order.

10. The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor any of its affiliates, as applicable, shall not constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease, or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

B. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

11. On the Effective Date, except as otherwise provided in the Plan (including with respect to the Restructuring Transactions described in Section IV.F of, and Exhibit IV.F.1 to, the Plan) or this Order: (a) Reorganized PEC shall exist as a separate corporate entity, with all corporate powers in accordance with state law and the certificate of incorporation and bylaws attached as Exhibit IV.H.1.a to the Plan; (b) subject to the Restructuring Transactions, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, conversion, dissolution or otherwise) under applicable state law; and (c) all property of the Estate of each Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, subject to the Restructuring Transactions, in the applicable Reorganized Debtor, free and clear of all Claims, Liens, charges, Liabilities, other encumbrances, Interests and other interests, except for those granted pursuant to or in connection with the Exit Facility Documents. Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

12. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Order, including, without limitation, any of the rights and powers of the Designated Co-Administrator, as set forth in Section VII.A.2 of the Plan. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.

C. Creation of Gold Fields Liquidating Trust and Dissolution of Gold Fields Debtors

13. On or prior to the Effective Date, the Gold Fields Liquidating Trust will be established pursuant to the Gold Fields Liquidating Trust Agreement substantially in the form set forth in Exhibit I.A.120 of the Plan. Pursuant to Section IV.J of the Plan, all Gold Fields Liquidating Trust Assets remaining in the Gold Fields Debtors’ estates will be transferred to the Gold Fields Liquidating Trust and the Gold Fields Debtors will be dissolved.

D. Plan Distributions.

14. On and after the Effective Date, Distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims shall be effectuated pursuant to Article VI of the Plan. Notwithstanding anything to the contrary in the Plan, the Distribution Record Date shall mean 5:00 p.m., Central Time, on the Confirmation Date; provided, however, that Citibank and the Indenture Trustees, in their capacity as Third Party Disbursing Agents, may set alternative Distribution Record Dates on or after the Confirmation Date for Distributions to holders of the First Lien Lender Claims and Noteholder Claims. The Reorganized Debtors and the First Lien Agent shall have no obligation to recognize the transfer, assignment or sale of, or any participation in, any First Lien Lender Claim that is not reflected on the First Lien Agent’s register prior to the close of business on the Distribution Record Date for Distributions to holders of First Lien Lender Claims, and will be entitled for all purposes to recognize and distribute only to those holders of First Lien Lender Claims that are holders of such First Lien Lender Claims per the register kept by the First Lien Agent as of the close of business on the Distribution Record Date for Distributions to holders of First Lien Lender Claims.

15. No Disbursing Agent or Third Party Disbursing Agent for holders of First Lien Lender Claims, nor any other person or entity authorized to make distributions under the Plan to holders of First Lien Lender Claims shall be required to give any bond or surety to other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court or incur any liability to any third party for making Distributions to holders of First Lien Lender Claims in accordance with the Plan.

E. Approval of Releases and Exculpation of Released Parties.

16. The releases set forth in Section V.E.4 and V.E.5 of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date without further order or action on the part of the Bankruptcy Court, any parties to such releases or any other party; provided, however, that the exculpations set forth in the Plan shall have no effect on the liability of any Released Party that would otherwise result from any such act of omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct of the Released Parties.

17. Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party except with respect to obligations arising under the Plan; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

18. Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan by the Released Parties, each holder of a Claim or Interest that (a) votes in favor of the Plan or (b) is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to: (i) any Debtor, (ii) the Chapter 11 Cases, (iii) the Estates, (iv) the formulation, preparation, negotiation, dissemination, implementation, administration, Confirmation or consummation of any of the Plan (or the property to be distributed under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Exit Facility, the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party; or (v) any other act taken or omitted to be taken in connection with the Chapter 11 Cases, including, without limitation, acts or omissions occurring after the Confirmation Date in connection with Distributions made consistent with the terms of the Plan by any Disbursing Agent or Third Party Disbursing Agent, that such Person has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the

Plan and the Bankruptcy Code); provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that the foregoing provisions shall not affect any rights to enforce the Plan, the Exit Facility, the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan.

19. From and after the Effective Date, except with respect to obligations arising under the Plan, the Exit Facility, the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement and the Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement, or other obligations assumed in connection with the Plan or this Order, to the fullest extent permitted by applicable law, the Released Parties shall release one another from any and all Liabilities that any Released Party is entitled to assert against any other Released Party in any way relating to: (i) any Debtor; (ii) the Chapter 11 Cases; (iii) the Estates; (iv) the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan (or the property to be distributed under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Exit Facility, the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the

Private Placement Agreement, the Amended Securitization Facility, the Gold Fields Liquidating Trust Agreement, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party; or (v) any other act taken or omitted to be taken in connection with the Chapter 11 Cases, including, without limitation, acts or omissions occurring after the Confirmation Date in connection with Distributions made consistent with the terms of the Plan by any Disbursing Agent or Third Party Disbursing Agent; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

20. Nothing in the Plan or this Order:

(a)	releases, discharges, exculpates, precludes or enjoins the enforcement of any liability or obligation of the Debtors, the Reorganized Debtors or any predecessor thereto under the Black Lung Act, or any liability or obligation of any Person or entity under any insurance policy, surety bond, letter of credit, or other instrument securing any liability or obligation of the Debtors, the Reorganized Debtors or any predecessor thereto under the Black Lung Act; or

(b)	shall (a) result in a waiver or release of any of the Debtors’ or Reorganized Debtors’ claims, defenses or Causes of Action under applicable nonbankruptcy law related to the Black Lung Act or any Liability or obligation the Debtors or Reorganized Debtors may or may not have thereunder or (b) be prejudicial in any manner to the rights and defenses that the Debtors and Reorganized Debtors may have under applicable nonbankruptcy law with respect to Liabilities arising under the Black Lung Act.

21. From and after the Effective Date, except as otherwise provided in the Plan or this Order, to the fullest extent permitted by applicable law, the Released Parties shall neither have nor incur any liability to any Person or entity with respect to any and all Claims and Causes of

Action in connection with, relating to or arising out of the Chapter 11 Cases, including, without limitation, Claims and Causes of Action relating to or arising out of acts or omissions occurring after the Confirmation Date in connection with Distributions made consistent with the terms of the Plan by any Disbursing Agent or Third Party Disbursing Agent, the restructuring of the Debtors, the formulation, negotiation, preparation, dissemination, implementation, administration, solicitation, Confirmation or consummation of the Plan, the Restructuring Term Sheet, the Disclosure Statement, the PSA, the settlements set forth in the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or in relation to the Plan, including, without limitation, the Confirmation Exhibits, the Exit Facility, the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Gold Fields Liquidating Trust Agreement, the issuance of the Reorganized PEC Common Stock, Rights Offering Equity Rights, Penny Warrants, Preferred Equity, LTIP Shares, the Amended Securitization Facility or any act taken or omitted to be taken in connection with or relating to any of the foregoing; provided, however, that this paragraph shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

F. Injunctions

22. As set forth in Section V.E.3 of the Plan, as of the Effective Date, except as provided in the Plan or this Order, all Persons who have been, are or may be holders of Claims or Interests, shall be, and hereby are, enjoined from taking any of the following actions against or affecting the Debtors, their Estates or assets for the Reorganized Debtors, or the respective assets or property thereof, with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from this Order): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, their Estates or assets for the Reorganized Debtors, or the respective assets or property thereof; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against the Debtors, their Estates or assets for the Reorganized Debtors, or the respective assets or property thereof; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtors, their Estates or assets for the Reorganized Debtors, or the respective assets or property thereof, other than as contemplated by the Plan; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Debtor or Reorganized Debtor, or the respective assets or property thereof; and (v) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the Settlements.

23. All Persons that have held, currently hold or may hold any Liabilities released or exculpated pursuant to Sections V.E.4 and V.E.5 of the Plan, respectively, are permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released Liabilities: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien; (d) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or this Order.

G. Other Provisions Regarding Release; Discharge; Injunction.

24. Nothing in the Plan or this Order:

(a)	releases, discharges, exculpates, precludes or enjoins the enforcement of:

i.	any liability or obligation to, or any claim or any cause of action by, a Governmental Unit (which, solely for the purposes of this section, shall include federally recognized Indian Tribes) under any applicable Environmental Law to which any Reorganized Debtor is subject to the extent that it is the owner, lessee, permittee or operator of real property or a mining operation after the Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Effective Date, but only to the extent applicable Environmental Law imposes such claim or cause of action on such Reorganized Debtor in its capacity as the self bond guarantor, owner, lessee, permittee or operator of real property or a mining operation after the Effective Date); provided, that all of the Debtors’ or Reorganized Debtors’ claims, defenses or Causes of Action related thereto under applicable Environmental Law are likewise preserved;

ii.	any claim of a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) under any Environmental Law, or other applicable police or regulatory law, in each case that, in accordance with the Bankruptcy Code and bankruptcy law, arises from the mining operation of any Reorganized Debtor; provided, that all of the Debtors’ or Reorganized Debtors’ claims, defenses or Causes of Action related thereto under any Environmental Law or other applicable police or regulatory law, are likewise preserved;

iii.	any liability to a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) on the part of any Person or entity other than the Debtors or the Reorganized Debtors or their successors or assigns, or any claim assertable by a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) against any Person or entity other than the Debtors or the Reorganized Debtors; provided, however that Section VE.6.a.1.C of the Plan shall not preserve any liabilities that may be barred by the exculpation provision set forth in Section V.E.5 of the Plan;

iv.	the In the Matter of American Zinc and Lead Smelting Site, Caney, KS, Blue Tee Corp., EPA Region VII, Docket No. CERCLA-7-99-0007 Administrative Order On Consent for Removal Response Action against the Gold Fields Liquidating Trust;

v.	any liability to a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes to the extent applicable) under Environmental Law, the Federal Mine Safety and Health Act of 1977, any state mine safety law or other applicable police or regulatory law, in each case, that is not a Claim; provided that Section V.E.6.a.1.E of the Plan shall not preserve any liabilities that may be barred by the exculpation provision set forth in Section V.E.5 of the Plan; provided, further that parties’ claims, defenses or Causes related thereto under Environmental Law, the Federal Mine Safety and Health Act of 1977, any state mine safety law or other applicable police or regulatory law, are likewise preserved; or

(b)	except for the transfer of the Gold Fields Debtors’ assets to the Gold Fields Liquidating Trust to which the applicable Governmental Unit(s) consent, authorizes the transfer or assignment of any (1) license, (2) permit, (3) registration, (4) authorization or (5) approval to which a Governmental Unit (which, solely for purposes of this section, shall include federally recognized Indian Tribes) is the counter-party without compliance with all applicable legal requirements, court orders and approvals under non-bankruptcy laws and regulations, in each case solely to the extent such license, permit, registration, authorization or approval is not an Executory Contract or Unexpired Lease that would be subject to the provisions of section 365 of the Bankruptcy Code. For the avoidance of doubt, to the extent of any conflict between the terms of the Plan or this Order and the Stipulation and Agreed Order Regarding Certain Assumed Agreements and Leases of Nonresidential Real Property with the United States of America (Docket No. 2662) (the “Lease Stipulation”), the terms of the Lease Stipulation shall control. For the further avoidance of doubt, nothing herein shall permit the transfer of any licenses issued by the U.S. Nuclear Regulatory Commission without compliance with all applicable legal requirements.

25. Except with respect to the United Mine Workers of America 1974 Pension Plan and Trust (which is not a Pension Plan) and the MEPP Claim (which shall be treated and discharged in accordance with the terms of the Plan), no provision contained herein or section 1141 of the Bankruptcy Code shall be construed as discharging, releasing or relieving any party from liability it may have with respect to the Pension Plans under any law, governmental policy or regulatory provision. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability or responsibility with respect to the Pension Plans against any party as a result of any of the provisions for satisfaction, release, injunction, exculpation and discharge of Claims in the Plan or in any other document filed in the Chapter 11 Cases.

26. For the avoidance of doubt, notwithstanding any of the foregoing release, discharge and exculpation provisions, nothing in this Plan, this Order or any other instrument or document related to the Plan shall release, enjoin or otherwise affect the prosecution of the claims and Causes of Action that have been or could be asserted against any non-Debtor defendant named or to be named in the litigation captioned Lori J. Lynn, et al., v. Peabody Energy Corp., et al., Case No. 4:15-cv-00916-AGF, pending in the United States District Court for the Eastern District of Missouri as described in proofs of Claim number 5998, 5999, 6002.

27. Except as otherwise expressly set forth in any written settlement agreement, nothing contained in the Plan or this Order will be construed to prevent any party from (i) defending against objections to Claims and/or (ii) asserting a defense of setoff, recoupment or otherwise in connection with any actions against such party, in each case, solely to the extent permitted by section 553 of the Bankruptcy Code and applicable law. For the avoidance of doubt, neither the Plan nor this Order shall be construed to enjoin the United States of America or its agencies from validly exercising its setoff rights in accordance with applicable law to collect post-petition liabilities of the Debtors or the Reorganized Debtors. For the further avoidance of doubt, nothing in the Plan or this Order will prevent the assertion of a right of setoff to the extent it was asserted in a properly and timely filed Proof of Claim, and all of the Debtors and the Reorganized Debtors rights, defenses and Causes of Action with respect thereto are likewise expressly reserved.

28. Nothing in the Plan or this Order releases, discharges, precludes, or enjoins the enforcement of: (i) any liability arising under criminal law; or (ii) any statutory or common law cause of action by a Governmental Unit for fraud against any non-Debtor; provided, however that Section V.E.6.e of the Plan shall not preserve any liabilities that may be barred by the exculpation provision set forth in Section V.E.5 of the Plan. For the avoidance of doubt, nothing in the Plan or the Confirmation Order shall release, discharge, preclude or enjoin the enforcement by a Governmental Unit against the Debtors or the Reorganized Debtors of any liabilities that are exempted from discharge pursuant to section 1141(d)(6) of the Bankruptcy Code or 18 U.S.C. §§ 3613(e) and (f).

H. Approval of Discharge of Claims and Termination of Interests.

29. The discharge of Claims and termination of Interests provision, as set forth in Section V.E.2 of the Plan, are approved in all respects, incorporated herein in their entirety, so ordered and shall be immediately effective on the Effective Date without further order or action on the part of the Bankruptcy Court or any other party.

30. Except as specifically set forth in the Plan or this Order, Confirmation will, as of the Effective Date, pursuant to, and solely to the full extent provided by, sections 524 and 1141 of the Bankruptcy Code, discharge the Reorganized Debtors of and from all Claims and other debts and Liabilities, in accordance with Section V.E.2 of the Plan, and no creditors shall have recourse against any Reorganized Debtor or any of their assets or property on account of such Claims and other debts and Liabilities; provided, however, for the avoidance of doubt, pursuant to section 1141(d)(3) of the Bankruptcy Code, the confirmation of the Plan does not discharge the Gold Fields Debtors.

31. Upon the Effective Date, the CNTA Dispute Adversary Proceeding and related pending motions shall be automatically dismissed with prejudice and, within three (3) Business Days thereafter, the Debtors shall file a notice of such dismissal on the docket for the CNTA Dispute Adversary Proceeding.

I. Release of Liens.

32. The release and discharge of all mortgages, deeds of trust, liens or other security interests against the property of any Estate as set forth in Section IV.N of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Bankruptcy Court. As of the Effective Date: (a) the holders of such Liens will be authorized and directed to release any collateral or other property of the Estates (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, or the Gold Fields Liquidating Trustee, to evidence the release of such Lien, including the execution, delivery, filing or recording of such releases, intellectual property assignments, mortgage or deed of trust releases, UCC-3 termination statements and other similar discharge or release documents as may be requested by the Reorganized Debtors or the Gold Fields Liquidating Trustee; and (b) the Reorganized Debtors and the Gold Fields Liquidating Trustee (and any of their respective agents, attorneys or designees) shall be authorized to execute and file on behalf of creditors Form UCC-3 termination statements, intellectual property assignments, mortgage or deed of trust releases or such other forms or release documents as may be necessary or appropriate to implement the provisions of Section IV.N of the Plan.

33. To the extent that any Letters of Credit are outstanding as of one (1) Business Day prior to the Effective Date, the Debtors are authorized and directed, on the Effective Date, to cash collateralize such Letters of Credit with Cash equal to 105% of the amount of such Letters of Credit (less any amounts returned to the First Lien Agent by the applicable Letter of Credit beneficiary for the account of the applicable L/C Issuer and or the Revolving Credit Lenders (each as defined in the First Lien Credit Agreement)) to be held in escrow in a bank account with the First Lien Agent and subject to a deposit account control agreement or similar agreement reasonably acceptable to the First Lien Agent in its sole discretion, or to provide such other treatment on account of such outstanding Letters of Credit that is agreed to by the First Lien Agent in its sole discretion.

34. Pursuant to section 1142 of the Bankruptcy Code, all entities holding Claims against or Interests in the Debtors that are treated under the Plan are hereby directed to execute, deliver, file or record any document, and to take any action, necessary to implement, consummate and otherwise effect the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan. Upon the entry of this Order, all entities holding Claims against or Interests in the Debtors that are treated under the Plan, and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation and consummation of the Plan.

J. Preservation of Causes of Action.

35. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with Section V.E.9 of the Plan and section 1123(b)(3) of the Bankruptcy Code, (a) the Reorganized Debtors shall retain and my enforce any claims, demands, rights, defenses and Causes of Action that the Debtors (excluding the Gold Fields Debtors) or their Estates may hold against any Person, including, but not limited to, the causes of action specified in Exhibit V.E.9 to the Plan and (b) the Gold Fields Liquidating Trust will retain and may enforce, pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, any claims, demands, rights, defenses and Causes of Action that the Gold Fields Debtors or their Estates may hold against any Person except for all Intercompany Claims by and between the Gold Fields Debtors and any other Debtor and all other Claims and Causes of Action the Gold Fields Debtors have or may have against any other Debtor, which excluded Claims and Causes of Action shall be deemed settled, released and discharged pursuant to the Global Settlement and the MEPP Settlement embodied in the Plan. Notwithstanding the foregoing sentence, as of the Effective Date, the Debtors shall release all preference actions under section 547 of the Bankruptcy Code.

36. The foregoing paragraph 35 shall not apply to liens on or other security interests in cash collateral arising from requirements to cash collateralize Letters of Credit (as defined in either the First Lien Credit Agreement or the DIP Facility Credit Agreement) pursuant to the terms of the First Lien Credit Agreement, the DIP Facility Credit Agreement or the First Lien Claim Stipulation.

K. Survival of Corporate Indemnities.

37. As set forth in Section III.D of the Plan, any and all directors and officers liability and fiduciary (including ERISA) insurance or tail policies in existence as of the Effective Date shall be continued in accordance with their terms, and, to the extent applicable, shall be deemed assumed by the applicable Debtor pursuant to section 365 of the Bankruptcy Code and

Section III.A of the Plan. Each insurance carrier under such policies shall continue to honor and administer the policies with respect to the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors prior to the Effective Date.

38. As further set forth in Section III.D of the Plan, the applicable Debtor or Reorganized Debtor, shall be obligated to indemnify any person who was serving as one of its directors, officers or employees on or after the Petition Date by reason of such person’s prior or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Reorganized Debtor, which will be deemed and treated as Executory Contracts that are assumed by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of this Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

39. The obligations of each Debtor to indemnify any person who was serving as one of its directors, officers or employees (or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request) prior to but not on or after the Petition Date by reason of such person’s prior service in such a capacity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or otherwise, shall terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise as of the Effective Date. Such indemnification obligations shall be deemed and treated as Executory Contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) shall be subject to the bar date provisions of Section III.B.2 of the Plan.

L. Cancellation and Surrender of Instruments, Securities and Other Documentation.

40. First Lien Credit Documents. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for in this Order, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI.M of the Plan, the First Lien Credit Agreement and the First Lien Credit Documents will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor; provided that any and all indemnification provisions in the First Lien Credit Documents shall survive the occurrence of the Confirmation Date and the Effective Date solely to the extent such indemnification provisions would survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and Swap Obligations (each as defined in the First Lien Credit Agreement) under the terms of the First Lien Credit Agreement. The holders of First Lien Lender Claims will have no rights against the Debtors, the Reorganized Debtors, their Estates or their Assets, the Gold Fields Liquidating Trust or the First Lien Agent arising from or relating to such documentation or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the First Lien Credit Agreement and First Lien Credit Documents will continue in effect solely for the purposes of (a) allowing the First Lien Agent, the Reorganized Debtors or any Third Party Disbursing Agent to make Distributions on account of First Lien Lender Claims as provided in Article VI of the Plan, (b) permitting the First Lien Agent to maintain or assert any rights it may have against Distributions to holders of First Lien Lender Claims pursuant to the terms the First Lien Credit Agreement or First Lien Credit Documents and (c) the reimbursement of reasonable and documented fees and expenses of the First Lien Agent (including reasonable and documented fees and expenses of its professionals) incurred solely in connection with the First Lien Credit Agreement after the Effective Date. The First Lien Agent will act as the Third Party Disbursing Agent for the First Lien Lenders in accordance with the terms of the First Lien Credit Agreement; provided, however, that any Distributions on account of Claims arising from a Swap Contract (as defined in the First Lien Credit Agreement) shall be made by the Reorganized Debtors directly to the applicable counterparty to such Swap Contract (as defined in the First Lien Credit Agreement) with the assistance of the First Lien Agent to the extent necessary. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable and documented fees and expenses incurred by the First Lien Agent in its capacity as the Third Party Disbursing Agent for Distributions to the First Lien Lenders after the Effective Date and any reasonable and documented compensation and expense reimbursement claims (including reasonable and documented attorney fees and expenses) shall be paid in Cash by the Reorganized Debtors within 30 days of receipt of an invoice. The Reorganized Debtors shall not have any obligations to the First Lien Agent for any fees, costs or expenses, except as expressly provided in the Plan or in this Order.

41. Notwithstanding anything to the contrary contained in the Plan, on and after the Effective Date all duties and responsibilities of the First Lien Agent arising under or related to the First Lien Credit Agreement shall be discharged except to the extent required in order to effectuate the Plan. For the avoidance of doubt and notwithstanding the foregoing, nothing contained in the Plan or this Order shall in any way limit or affect the standing of the First Lien Agent to appear and be heard in the Chapter 11 Cases on and after the Effective Date.

42. Second Lien Notes and Unsecured Senior Notes. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for in this Order, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI.M of the Plan, the Second Lien Notes Indenture, the Unsecured Senior Notes Indentures and the Notes will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Notes will have no rights provided or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan will be made to or on behalf of any holder of an Allowed Noteholder Claim until such Notes are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section IV.K of the Plan. Notwithstanding the foregoing and anything set forth in this Order or in the Plan, the applicable provisions of the applicable Indentures will continue in effect solely for the purposes of (a) allowing the applicable Indenture Trustees or other Disbursing Agents to make Distributions on account of Noteholder Claims as provided in Section IV.C of the Plan; and (b) permitting the applicable Indenture Trustees to maintain or assert any rights or charging liens they may have on Distributions to holders of Notes pursuant to the terms of the applicable Indenture. Except as expressly set forth herein and in the Plan, the Reorganized Debtors shall not have any obligations to any Indenture Trustee for any fees, costs or expenses.

43. 2066 Unsecured Subordinated Debentures. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for in this Order, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI.M of the Plan, the 2066 Unsecured Subordinated Indenture and the 2066 Unsecured Subordinated Debentures will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. Neither the holders of the 2066 Unsecured Subordinated Debentures nor the 2066 Subordinated Indenture Trustee will have any rights against the Debtors, their Estates or their Assets arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. Solely to the extent Class 8A votes in favor of the Plan and only if the 2066 Subordinated Indenture Trustee does not object to the Plan, and notwithstanding the foregoing and anything set forth in this Order or in the Plan, the applicable provisions of the 2066 Unsecured Subordinated Debentures will continue in effect solely for the purposes of (a) allowing the 2066 Subordinated Indenture Trustee to distribute the Unsecured Subordinated Debenture Penny Warrants to holders of Unsecured Subordinated Debenture Claims; and (b) permitting the 2066 Subordinated Indenture Trustee to maintain or assert any rights or charging liens it may have pursuant to the terms of the 2066 Unsecured Subordinated Debentures.

44. PEC Interests. The PEC Interests shall be deemed cancelled and of no further force and effect on the Effective Date. The holders of, or parties to, such cancelled securities or other documentation shall have no rights arising from or relating to such securities and other documentation or the cancellation thereof.

M. Authorization of Issuance of Reorganized PEC Common Stock.

45. On the Effective Date, Reorganized PEC shall authorize and issue or reserve for issuance all shares of Reorganized PEC Common Stock required to be issued or reserved for issuance under or in connection with the Plan. The shares of Reorganized PEC Common Stock authorized to be issued or reserved for issuance under or in connection with the Plan include: (a) the initial distribution of Reorganized PEC Common Stock to holders of Allowed Claims in Classes 2A, 2B, 2C, 2D and 5B, (b) the Reorganized PEC Common Stock to be issued in connection with the Rights Offering, the Private Placement Commitment Premium, the Private Placement Ticking Premium, if any, the Rights Offering Backstop Commitment Premium, the Rights Offering Backstop Ticking Premium, if any, the Rights Offering Disputed Claims Reserve Shares and the Incremental Second Lien Shares, if any, (c) the Reorganized PEC Common Stock to be issued upon conversion of the Preferred Equity or upon exercise of the Penny Warrants and (d) the issuance of LTIP Shares that may be subject to awards granted from time to time by Reorganized PEC, including awards of restricted stock, options, stock appreciation rights, restricted stock units, deferred stock, performance units or other equity awards pursuant to the LTIP.

N. Authorization of Issuance of Preferred Equity.

46. On the Effective Date, Reorganized PEC shall authorize and issue or reserve for issuance all shares of Preferred Equity required to be issued or reserved for issuance under or in connection with the Plan. The shares of Preferred Equity authorized to be issued, or reserved for issuance under or in connection with the Plan include the shares of Preferred Equity to be issued in connection with the Private Placement and the Private Placement Agreement.

O. Authorization of Issuance of Penny Warrants.

47. On the Effective Date, Reorganized PEC shall authorize and issue the Penny Warrants required to be issued under or in connection with the Plan. The Penny Warrants authorized and to be issued under or in connection with the Plan are the Penny Warrants to be issued in connection with the Rights Offering and the Rights Offering Backstop Commitment Agreement.

P. Consummation of the Transactions Contemplated by the Rights Offering Backstop Commitment Agreement and the Rights Offering.

48. Without limiting, impairing or modifying any previous order of the Bankruptcy Court approving or governing the Rights Offering, including the Rights Offering Documents and the transactions contemplated thereby (which orders are hereby reaffirmed and ratified), the Debtors are authorized and empowered to perform their obligations in connection with the Rights Offering. The Debtors are further authorized and empowered to take any and all actions as may be necessary or appropriate to effectuate the terms of the Rights Offering Procedures, the Rights Offering Backstop Commitment Agreement and Rights Offering Documents, including expending any necessary or appropriate funds post-Confirmation, without any further corporate authorization or order of the Bankruptcy Court.

Q. Consummation of the Private Placement and the Transactions Contemplated by the Private Placement Agreement.

49. Without limiting, impairing or modifying any previous order of the Bankruptcy Court approving or governing the Private Placement, including the Private Placement Documents and the transactions contemplated thereby (which orders are hereby reaffirmed and ratified), the Debtors are authorized and empowered to perform their obligations under the Private Placement. The Debtors are further authorized and empowered to take any and all actions as may be necessary or appropriate to effectuate the terms of the Private Placement Agreement and the Private Placement Documents, including expending any necessary or appropriate funds post-Confirmation, without any further corporate authorization or order of the Bankruptcy Court.

VIII. EXIT FACILITY

50. The Exit Facility and the Exit Facility Documents, and all transactions contemplated thereby, including, without limitation, any supplemental or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, costs and expenses provided for therein, are hereby approved.

51. The Debtors and the Reorganized Debtors, as applicable, are authorized in all respects, without further approval of the Bankruptcy Court, act or action under applicable law, regulation, order, rule or vote, or the consent, authorization or approval of any Person except as otherwise required by the Exit Facility Documents, to (a) execute and deliver, or cause to be executed and delivered the Exit Facility Documents and to perform their obligations thereunder, including, but not limited to, any documents related to the loans and other extensions of credit contemplated by the Exit Facility, any guarantees thereof and any other documents executed in connection therewith, except as otherwise required by the Exit Facility Documents, subject to such modifications as the Reorganized Debtors and the Arrangers (as defined in the Exit Financing Commitment Motion) may mutually agree are necessary or appropriate to effectuate the Exit Facility, (b) to grant Liens to secure such loans, other than extensions of credit and guarantees, (c) incur the indebtedness under the Exit Facility Documents and (d) perform all obligations under the Exit Facility Documents, including, without limitation the performance of the Escrow Vehicle Arrangements (as defined in the Exit Financing Commitment Motion) and the payment of all fees, expenses, losses, damages, indemnities and other amounts provided under the Exit Facility Documents, in each case consistent with the terms of the Exit Facility Documents or otherwise on terms and conditions acceptable to the Arrangers.

52. The obligations under the Exit Facility shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtors and the Exit Facility and the Exit Facility Documents shall be enforceable in accordance with their terms. The Debtors’ or the Reorganized Debtors’, as applicable, entry on the Effective Date into the Exit Facility and the Exit Facility Documents, is approved in all respect by virtue of this Order, in accordance with the Bankruptcy Code and applicable state law (including, but not limited to section 303 of the Delaware General Corporation Law, to the extent applicable and any analogous provision of the applicable business organizations law or code of each other state in which the Reorganized Debtors are incorporated or organized) and without the need for further corporate action or any further action by holders of Claims or Interest in the Debtors or the Reorganized Debtors or stockholders, directors, members or partners of the Debtors or the Reorganized Debtors, and with like effect as if such actions had been taken by unanimous actions thereof.

53. Each of the Reorganized Debtors, without any further action by the Bankruptcy Court or each respective Reorganized Debtors’ officers, directors or stockholders, is hereby authorized and directed to enter into, and take such actions as necessary to perform under, or otherwise effectuate, the Exit Facility and the Exit Facility Documents, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation, continuation or perfection of Liens or other security interests in connection therewith.

54. On the Effective Date, all of the Liens and security interests to be granted pursuant to the Exit Facility and the Exit Facility Documents shall be (a) deemed approved, (b) legal, valid, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility and the Exit Facility Documents and

with the priorities established in respect thereof under applicable nonbankruptcy law and (c) deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility and the Exit Facility Documents. The guarantees, mortgages, deeds of trust, pledges, Liens and other security interests granted pursuant to or in connection with the Exit Facility and the Exit Facility Documents, the payment of fees contemplated thereunder, and the execution and consummation of the Exit Facility and the Exit Facility Documents have been and are being undertaken in good faith, for good and valuable consideration, for reasonably equivalent value and for legitimate business purposes as an inducement to lenders to extend credit thereunder and are reasonable and shall be, and hereby are, deemed not to constitute a preferential transfer, fraudulent conveyance, fraudulent transfer or other voidable transfer and shall not otherwise be subject to avoidance, recharacterization or subordination for any purpose whatsoever under the Bankruptcy Code or any other applicable non-bankruptcy law, and the priorities of such Liens and security interests will be as set forth in the Exit Facility and the Exit Facility Documents.

55. The Reorganized Debtors and the secured parties (and their designees and agents) under the Exit Facility Documents are hereby authorized to make all filings and recordings, and to obtain all governmental approvals and consents to evidence, establish, continue and perfect such Liens and other security interests under the provisions of the applicable state, provincial, federal or other law that would be applicable in the absence of the Plan and this Order (it being understood that the perfection of the Liens and security interests granted under the Exit Facility Documents shall occur automatically by virtue of the entry of this Order and the consummation of the Exit Facility, and any such filings, recordings, approvals and consents shall not be necessary or required as a matter of law to perfect or continue the perfection of such Liens and other security interests), and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and other security interests to third parties.

56. To the extent any Secured Claim is satisfied or discharged in full pursuant to the Plan, then as soon as practicable on or after the Effective Date, such holder shall take any and all steps requested by the Debtors, the Reorganized Debtors or any Arranger (as defined in Exit Financing Commitment Motion) that are necessary or appropriate to cancel and/or extinguish (or evidence of such cancellation or extinguishment of) such publicly-filed Liens and/or security interests, in each case all costs and expenses in connection therewith to be paid by the Debtors or Reorganized Debtors.

57. Neither the execution and delivery by the Reorganized Debtors of any of the Exit Facility Documents nor the performance by the Reorganized Debtors of their respective obligations thereunder constitutes a violation of or a default under any contract or agreement to which it is a party, including those contracts or agreements assigned to the Reorganized Debtors or reinstated under the Plan.

58. The definition of “Released Parties” in the Plan and this Order is hereby amended by adding the Finance Parties (as defined in Exit Financing Commitment Motion) thereto.

IX. AMENDED SECURITIZATION FACILITY

59. The entry by Reorganized PEC and the other applicable Reorganized Debtors, on the Effective Date, into the Amended Securitization Facility and all other actions to be taken, documents to be executed, undertakings to be made and obligations to be incurred by the Reorganized Debtors, including, without limitation, continued servicing of the receivables and the reaffirmation and approval of Reorganized PEC’s obligations under the performance guaranty, shall be authorized and approved in all respects by virtue of this Order, in accordance with the Bankruptcy Code and applicable state law (including, but not limited to, section 303 of the Delaware General Corporation Law, to the extent applicable, and any other analogous provision of the applicable business organizations law or code of each other state in which the Reorganized Debtors are incorporated or organized) without further approval of the Bankruptcy Court and without need for any further corporate action or any further action by holders of Claims or Interests in the Debtors or the Reorganized Debtors or stockholders, directors, members or partners of the Debtors or the Reorganized Debtors, and with like effect as if such actions had been taken by unanimous actions thereof.

60. Each of the Reorganized Debtors party to the Amended Securitization Facility, without any further action by the Bankruptcy Court or each respective Reorganized Debtors’ officers, directors or stockholders, is hereby authorized and directed to enter into, and such actions as necessary to perform under, or otherwise effectuate, the Amended Securitization Facility, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation, continuation or perfection of Liens or other security interests in connection therewith.

61. The performance by Reorganized PEC and the other applicable Reorganized Debtors of their respective obligations under the documents relating to the execution and implementation of the Amended Securitization Facility (collectively, the “Amended Securitization Facility Documents”) and the consummation of the transactions contemplated by the Amended Securitization Facility Documents and the conduct by Reorganized PEC, the other applicable Reorganized Debtors and P&L Receivables Company, LLC, as the case may be, of their respective businesses, whether occurring prior to or subsequent to the Effective Date, do not, and shall not, provide a basis for (a) a substantive consolidation of the assets and liabilities of any or all of Reorganized PEC and/or the other applicable Reorganized Debtors with the assets and liabilities of P&L Receivables Company or (b) a finding that the separate corporate identities of such parties may be ignored.

62. On the Effective Date, (a) lenders, trustees or administrators under the Amended Securitization Facility, as applicable, shall continue to have legal, valid, binding, perfected and enforceable Liens on and other security interests in, the collateral specified in the Amended Securitization Facility; and (b) P&L Receivables Company, LLC shall continue to have legal, valid, binding, perfected and enforceable Liens on, and other security interests in, Receivables (as defined and specified in the Receivables Purchase Facility Commitment Letter). The Liens and other security interests granted pursuant to or in connection with the Amended Securitization Facility, the payment of fees contemplated thereunder and the execution and consummation of the Amended Securitization Facility have been and continue to be granted in good faith, for good and valuable consideration, for reasonably equivalent value and for legitimate business purpose as an inducement to lenders to extend the Amended Securitization Facility and are reasonable and shall be, and hereby are, deemed approved and not do constitute a preferential transfer, fraudulent conveyance, fraudulent transfer or other voidable transfer and shall not otherwise be subject to avoidance, recharacterization or subordination for any purpose whatsoever under the Bankruptcy Code or any other applicable non-bankruptcy law.

X. APPROVAL OF LTIP

63. As of the Effective Date, Reorganized PEC shall be authorized to implement the LTIP without further action by the Bankruptcy Court. Reorganized PEC is authorized to execute and deliver all agreements, documents, instruments and certificates relating to the LTIP and to perform its obligations thereunder in accordance with, and subject to, the terms of the Plan, the terms of the LTIP and any other agreements relating to the LTIP.

XI. GENERAL PROVISIONS REGARDING CONFIRMATIONOF THE PLAN AND

APPROVAL OF PLAN-RELATED DOCUMENTS

A. Exemption From Taxation.

64. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers pursuant to the Plan, including but not limited to the following, will not be subject to any stamp, transfer, mortgage recording, sales or use or other similar Tax or governmental assessment: (a) the issuance, transfer, exchange, Distribution or sale of any of the Reorganized PEC Common Stock, the Rights Offering Equity Rights, the Penny Warrants and the Preferred Equity (including pursuant to the Rights Offering and the Private Placement), the LTIP Shares, the Gold Fields Liquidating Trust Units and any other securities of the Debtors, the Reorganized Debtors or the Gold Fields Liquidating Trust, or any of the foregoing; (b) the creation of any mortgage, deed of trust, Lien or other security interest; (c) the making or assignment of any lease or sublease; (d) the execution and delivery of the Exit Facility Documents; (e) the execution and delivery of the Rights Offering Documents (including the Rights Offering Backstop Commitment Agreement) and the Private Placement Documents (including the Private Placement Agreement); (f) the execution and delivery of the Amended Securitization Facility; (g) any Restructuring Transaction; (h) the execution and implementation of the Gold Fields Liquidating Trust Agreement, including the creation of the Gold Fields Liquidating Trust, any transfers of the Gold Fields Liquidating Trust Assets or other assets (if any) to, by or from the Gold Fields Liquidating Trust pursuant to and in furtherance of the Plan and the Gold Fields Liquidating Trust Agreement, and the sale, liquidation, transfer, foreclosure, abandonment or other disposition of the Gold Fields Liquidating Trust Assets; (i) any sale of Assets by the Debtors under section 363 of the Bankruptcy Code in connection with the Plan; (j) the creation of and transfers in connection with the Rights Offering Disputed Claims Reserve and (k) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including the following: any merger or securities purchase agreements, agreements of consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation or dissolution, deeds, bills of sale or assignments, applications, certificates or statements executed or filed in connection with the Plan, including any Restructuring Transaction occurring under the Plan. This Order will direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Tax or governmental assessment.

65. All filing and recording officers are hereby directed to accept for filing or recording all instruments or other documents with respect to the transfer of property pursuant to the Plan to be filed and recorded in accordance with the Plan or the Confirmation Exhibits without payment of any Taxes, fees or charges described in paragraph 64 above. Notice of entry of this Order in the form approved by the Bankruptcy Court (a) shall have the effect of an order of the Bankruptcy Court, (b) shall constitute sufficient notice of the entry of this Order to such filing and recording officers and (c) shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law. The Bankruptcy Court retains jurisdiction to enforce the foregoing direction by contempt proceedings or otherwise.

B. Exemption From Federal Securities Laws.

66. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance of (a) the Reorganized PEC Common Stock (excluding shares issued pursuant to the Rights Offering Backstop Commitment Agreement and Private Placement Agreement), (b) the Rights Offering Equity Rights in connection with the

Rights Offering and (c) the Penny Warrants (excluding Penny Warrants issued pursuant to the Rights Offering Backstop Commitment Agreement), in each case, under the Plan in exchange for Claims will be exempt from registration under the Securities Act and any state’s securities law registration requirements and all rules and regulations promulgated thereunder.

67. Furthermore, to the maximum extent provided by section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, the issuance of (a) the Reorganized PEC Common Stock issued pursuant to the Rights Offering Backstop Commitment Agreement and the Private Placement Agreement, (b) the Penny Warrants issued pursuant to the Rights Offering Backstop Commitment Agreement and (c) the Preferred Equity issued pursuant to the Private Placement Agreement, in each case, will be exempt from registration under the Securities Act and any state’s securities law registration requirements and all rules and regulations promulgated thereunder.

C. Consolidation of the Debtors.

68. Pursuant to Section VIII.A of the Plan, the limited administrative consolidation of the Debtors, solely for the purpose of voting, making Distributions on account of Claims and Interests under the Plan and implementing the Plan, including assessing whether Confirmation standards have been met, is hereby approved.

69. Such administrative consolidation shall not affect (a) the legal and corporate structures of the Debtors; (b) pre- and post-Effective Date guarantees, liens, and security interests that are required to be maintained (i) in connection with contracts or leases that were entered into during the Chapter 11 Cases or (ii) Executory Contracts or Unexpired Leases that have been, or will be, assumed or assumed and assigned pursuant to the Plan; (c) Interests between and among the Debtors; (d) distributions from any insurance policies or proceeds of such policies; (e) the revesting of assets in the separate Reorganized Debtors; and (f) the responsibility of each Estate for the payment of its respective quarterly fees to the office of the United States Trustee pursuant to 28 U.S.C. § 1930 until the applicable Debtor’s case is closed, dismissed or converted to another chapter of the Bankruptcy Code. In addition, such administrative consolidation will not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.

XII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

70. The Executory Contract and Unexpired Lease provisions of Article III of the Plan are specifically approved in all respects, are incorporated herein in their entirety and are so ordered. The Debtors are authorized to assume, assume and assign and/or reject Executory Contracts or Unexpired Leases in accordance with Section III.A of the Plan and the Contract Procedures Order.

71. This Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections described in Article III of the Plan (including any related assignment resulting from the Restructuring Transactions or otherwise), pursuant to sections 365 and 1123 of the Bankruptcy Code, as of the Effective Date, except for Executory Contracts and Unexpired Leases that: (a) have been assumed, assumed and assigned or rejected, as the case may be, pursuant to a Final Order of the Bankruptcy Court or (b) are, as of the Effective Date, subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease; (c) are subject to a motion to reject such Executory Contract or Unexpired Lease filed on or prior to the Effective Date; (d) are rejected pursuant to Section III.B of the Plan; or (e) are designated for rejection in accordance with Section III.B.2 of the Plan. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases or assigned to a particular Reorganized Debtor pursuant to the procedures described in Section III.A of the Plan, will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code.

72. Each Executory Contract or Unexpired Lease listed on Exhibit III.A.1 to the Plan shall include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit III.A.1 to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section III.B.1 of the Plan or designated for rejection in accordance with Section III.B.1 of the Plan. If an objection to a proposed assumption, assumption and assignment, or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection within ten (10) Business Days of the entry of the order of the Bankruptcy Court resolving the matter against the Debtors. Any such rejection pursuant to the prior sentence shall be deemed effective as of the Effective Date.

73. Notwithstanding anything to the contrary in the Plan and regardless of whether any Insurance Contract is listed on Exhibit III.A.1 or Exhibit III.B.1: (a) from and after the Effective Date, all Insurance Contracts will be assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code or continued in accordance with their terms, such that each of the parties’ contractual, legal and equitable rights under each Insurance

Contract shall remain unaltered; (b) the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred; (c) nothing in the Plan shall affect, impair or prejudice the rights and defenses of the Insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such Insurers and Reorganized Debtors shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Reorganized Debtors and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred; and (d) nothing in the Plan shall in any way operate to, or have the effect of, impairing any party’s legal, equitable or contractual rights, obligations and/or claims under any Insurance Contract, if any, in any respect, and any such rights and obligations shall be determined under the Insurance Contracts, any agreement of the parties and applicable law.

74. Notwithstanding anything to the contrary in the Plan, and consistent with the Contract Procedures Order, the Debtors reserve the right, at any time on or prior to the Effective Date, to amend Exhibit III.A.1 to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section III.B of the Plan; (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption, or assumption and assignment, pursuant to Section III.A.1 of the Plan; or (c) modify the amount of any Cure Amount Claim. The Debtors and the Reorganized Debtors further reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit III.A.1 to identify or change the identity of the Reorganized Debtor or other Person that will be an assignee of an Executory Contract or Unexpired Lease. Each contract and lease listed on Exhibit III.A.1 will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease.

75. Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including any Executory Contracts or Unexpired Leases assumed by a Debtor pursuant to a prior order of the Bankruptcy Court and not thereafter assigned or rejected, shall be performed by such Debtor or Reorganized Debtor, as applicable, in the ordinary course of its business, and, if applicable, in accordance with any prior order assuming such Executory Contract or Unexpired Lease, as applicable. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) shall survive and remain unaffected by entry of this Order; provided, however, that, any Executory Contracts or Unexpired Leases assumed by a Debtor and not previously assigned will be (a) assigned to the Reorganized Debtor or any other Person identified on Exhibit III.A.1, if any; or (b) deemed assigned pursuant to Section III.A.3 of the Plan. The Debtors and the Reorganized Debtors shall have the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit III.A.1 to the Plan to identify or change the identity of the party that will be the assignee of an Executory Contract or Unexpired Lease.

76. To the extent that: (a) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services; (b) any such agreement constitutes an Executory Contract or Unexpired Lease; and (c) such agreement (i) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (iii) is not subject to a motion to reject such Executory Contract or Unexpired Lease filed on or prior to the Effective Date, (iv) is not listed on Exhibit III.A to the Plan, (v) is not listed on Exhibit III.B. to the Plan or (vi) has not been designated for rejection in accordance with Section III.B of the Plan, such agreement (including any related agreements as described in Section III.B.2 of the Plan), purchase order or similar agreement shall be assumed by the Debtors and assigned, if applicable, to the Reorganized Debtor whose predecessor Debtor entity was party to such agreement or purchase order, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure Amount Claim to be paid in connection with the assumption of such a customer-related contract, purchase order or similar agreement that is not specifically identified on Exhibit III.A.1 to the Plan shall be $0.00. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit III.A.1 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such agreement is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

77. Notwithstanding any language to the contrary in any Executory Contract or Unexpired Lease, and in accordance with section 365(f) of the Bankruptcy Code, any assignment of an Executory Contract or Unexpired Lease under which a Debtor is the lessee of real property may be effected without (a) the consent of the lessor party thereto and (b) the payment of any fees or similar charges (including attorneys’ fees) to the lessor. In addition, section 365(c)(1) of the Bankruptcy Code is inapplicable to the Executory Contracts or Unexpired Leases being assumed or assumed and assigned by the Debtors pursuant to Section III.A of the Plan, or deemed satisfied by the consent of any applicable counterparty that did not file an objection to the assignment contemplated by the Plan.

78. The Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or

Reorganized Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date; or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any other assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assumed and assigned or (c) any other matter pertaining to the assumption or assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption and/or assignment.

79. Any counterparty to an Executory Contract or Unexpired Lease that fails (or has failed) to object timely to the proposed assumption, assumption and assignment, or Cure Amount Claim set forth on Exhibit III.A to the Plan (pursuant to the Contract Procedures Order or otherwise) is deemed to have consented to such assumption, assumption and assignment, and related Cure Amount Claim under sections 365(b)(1) and 365(c) of the Bankruptcy Code, as applicable, and shall be forever barred, estopped and enjoined from contesting the assumption or assumption and assignment of the applicable Executory Contract or Unexpired Lease, disputing the Cure Amount Claim set forth on Exhibit III.A to the Plan or asserting any Claim against the applicable Debtor, Reorganized Debtor or another assignee under section 365(b)(1) and/or 365(c) of the Bankruptcy Code.

80. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or bankruptcy-related defaults, arising under any assumed or assumed and assigned Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim Filed with respect to Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Plan (except proofs of Claim asserting Cure Amount Claims not paid in accordance with the terms of the Plan or the order approving such assumption), including this Order, shall be deemed disallowed and expunged from the claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

81. On the Effective Date, except for the Executory Contracts and Unexpired Leases that were previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court or that are assumed pursuant to Section III.A.2 of the Plan, each Executory Contract or Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be rejected pursuant to section 365 of the Bankruptcy Code. The rejection of such Executory Contracts and Unexpired Leases shall be deemed to occur on the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an Executory Contract or Unexpired Lease.

82. Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be Filed with the Bankruptcy Court and served upon counsel to the Debtors and Designated Co-Administrator and, if concerning the Gold Fields Debtors, the Gold Fields Liquidating Trustee, on or before the later of: (a) 30 days after the Effective Date; or (b) for Executory Contracts or Unexpired Leases identified on Exhibit III.B.1 to the Plan, 30 days after (i) a notice of such rejection is served under the Contract Procedures Order, if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures Order, or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an Order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Claims arising from the rejection of any Executory Contract or Unexpired Lease not previously assumed or assumed and assigned by the Debtors pursuant to an order of the Bankruptcy Court will be treated as General Unsecured Claims, subject to the provisions of section 502 of the Bankruptcy Code. Any Claims not Filed within such applicable time periods shall be forever barred from receiving a Distribution from the Debtors, the Reorganized Debtors or the Estates. The Debtors’ and the Reorganized Debtors’ rights to object to, settle, compromise or otherwise resolve any Claim filed on account of a rejected Executory Contract or Unexpired Lease are reserved.

XIII. ASSUMPTION OF PENSION PLANS

83. Consistent with Section IV.I.3 of the Plan, on the Effective Date, except as otherwise expressly set forth herein, Reorganized Peabody Investments Corp. and Reorganized Peabody Western Coal Company shall assume their respective Pension Plans, and the PBGC shall be deemed to have withdrawn with prejudice the contingent proofs of Claim filed by the PBGC against the Debtors with respect to such Pension Plans. On and after the Effective Date, Reorganized Peabody Investments Corp., Reorganized Peabody Western Coal Company and Reorganized Peabody Holding Company, LLC, as applicable, will continue to sponsor and administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code.

84. On the Effective Date, the liabilities relating to the current employees as of the Petition Date under the Frozen SERA Plan will be spun off and transferred to the Active SERA Plan. Only insofar as the Active SERA Plan is deemed an Executory Contract, it will be assumed on the Effective Date. The liabilities of former employees as of the Petition Date will remain under the Frozen SERA Plan. Notwithstanding the foregoing or any other provisions of the Plan, the Debtors and Reorganized Debtors, as applicable, will terminate, or, if applicable, reject, the SERP, the Gold Fields PEP and the Frozen SERA Plan.

XIV. ASSUMPTION OF SURETY BONDS AND INDEMNITY AGREEMENTS WITH SURETIES

A. Reorganized Debtors’ Surety Bonds.

85. As set forth in Section III.E of the Plan, each Surety Bond shall be deemed assumed, with the Sureties’ consent, in accordance with Section III.A of the Plan, effective as of the Effective Date, and each Reorganized Debtor party thereto shall pay any and all premium and other obligations due or that may become due on or after the Effective Date; provided that, in lieu of the assumption of a Surety Bond, a Surety may elect to issue a name-change rider to any such Surety Bond or to issue new surety bonds naming (on the same terms and conditions as the existing Surety Bonds) the applicable Reorganized Debtor as permittee/principal. Under terms and conditions mutually agreed with the Debtors, certain Sureties have agreed to issue new Surety Bonds in connection with efforts by the Debtors and the Reorganized Debtors to meet their regulatory obligations for financial assurance in connection with their mining and related operations as of the Effective Date. Except as altered or modified in connection with any Restructuring Transactions, as specified in Section IV.F.2 of the Plan and except for the Gold Fields Debtors’ assets and liabilities transferred to the Gold Fields Liquidating Trust, each obligation of a Debtor that is covered by a Surety Bond, including, but not limited to, obligations of the Debtors to various Governmental Units (which, solely for purposes of this section, shall include federally recognized Indian Tribes) for reclamation of mines, are not being released, discharged, precluded or enjoined by the Plan or this Order and shall remain obligations of the applicable Reorganized Debtor as of the Effective Date, provided, however, that the foregoing shall not alter any of the releases set forth in Section V.E.4 of the Plan with respect to the Released Parties other than the Debtors, the Estates or the Reorganized Debtors. Nothing contained herein or in Section III.E of the Plan shall constitute or be deemed a waiver of any claim or Cause of Action that any Debtor may hold against any entity. Notwithstanding any failure to object to cure amounts listed in Exhibit III.A.1 or otherwise, on the Effective Date, all unpaid premiums and loss adjustment expenses, including attorneys’ fees, that are due to a Surety as of the Effective Date shall be paid to the applicable Surety, and all associated proofs of Claim on account of or in respect of any agreement with such Surety covered by this paragraph shall be deemed withdrawn automatically and without further notice to or action by the Bankruptcy Court and shall be expunged from the claims register.

B. Indemnity Agreements with Sureties.

86. Each Reorganized Debtor, except for the Gold Fields Debtors, shall be deemed to have assumed, as of the Effective Date, and shall continue to perform under, any of its Indemnity Agreements with the Sureties. To the extent that Restructuring Transactions create new corporate entities or change the relative corporate position of PEC as parent, then each new corporate entity and the new corporate parent will execute an Indemnity Agreement. Notwithstanding the foregoing, if requested, each applicable Reorganized Debtor shall enter into a new indemnity agreement with the applicable Sureties which shall be on terms and conditions agreed to by the Sureties and the Reorganized Debtors. To the extent that any Surety Bond or

Indemnity Agreement is executed and held in escrow in anticipation of confirmation of the Plan, then upon the Effective Date such assumption of the Surety Bond and/or Indemnity Agreement shall be deemed ratified by each applicable Reorganized Debtor and such documents shall be released from escrow in accordance with the terms of the applicable escrow agreement. Failure to expressly identify any Indemnity Agreement on Exhibit III.A.1 shall not imply or be deemed to be a rejection of or failure to assume such Indemnity Agreement. Notwithstanding any other provision of the Plan or any other agreement executed in connection with the Plan, all letters of credit, proceeds from drawn letters of credit, if any, or other collateral issued to the Sureties as security for a Debtor’s and/or Reorganized Debtor’s obligations under an existing or new Surety Bond or Indemnity Agreement shall remain in place to secure against any “loss” or “default” (as defined in the applicable Indemnity Agreement) incurred by the respective Surety in accordance with the applicable, assumed Indemnity Agreement, and the Sureties’ respective rights to draw on such letters of credit pursuant to the applicable Indemnity Agreement shall remain unaffected. Except for Sureties’ Claims or Indemnity Agreements relating to the Gold Fields Debtors and notwithstanding any other provisions of the Plan or this Order, nothing in the injunction and release provisions of the Plan, including Sections V.E.3 and V.E.4 of the Plan, shall be deemed to apply to the Sureties or to the Sureties’ claims, nor shall these provisions of the Plan be interpreted to bar, impair, alter, diminish or enlarge the rights or obligations of the Sureties vís-a-vís any parties other than the Debtors or the Reorganized Debtors, or prevent or otherwise limit the Sureties from exercising their rights under any of the Surety Bonds, letters of credit, Indemnity Agreements, Surface Mining Control and Reclamation Act or the common law of suretyship.

87. Notwithstanding any other provisions of this Order or the Plan, nothing in the injunction and release provisions of this Order or the Plan, including Sections V.E.3 and V.E.4 of the Plan, shall be deemed to apply to the Sureties or to the Sureties’ Claims, nor shall these provisions of the Plan be interpreted to bar, impair, alter, diminish or enlarge the rights or obligations of the Sureties vís-a-vís any parties other than the Debtors or the Reorganized Debtors, or prevent or otherwise limit the Sureties from exercising their rights under any of the Surety Bonds, letters of credit, Indemnity Agreements, Surface Mining Control and Reclamation Act or the common law of suretyship.

XV. CLAIMS BAR DATES AND OTHER CLAIMS MATTERS

A. Administrative Expense Claim Bar Date Provisions.

88. Except as otherwise provided in Section II.A.1.h.ii of the Plan or in a Bar Date Order or other order of the Bankruptcy Court, unless previously filed, requests for payment of Administrative Claims must be filed and served on the Notice Parties pursuant to the procedures specified herein and the Effective Date Notice (as defined below), no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Expense Claims and that do not file and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, the Gold Fields Liquidating Trust or their respective property and such Administrative Expense Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the Claims Objection Bar Date. Notwithstanding the foregoing, the provisions of this paragraph 88 shall not apply to any amounts owed pursuant to Section IV.M.1, Section V.B.14 or Section VI.B of the Plan.

B. Statutory Fees Payable Pursuant to 28 U.S.C. § 1930.

89. Pursuant to Section II.A.1.b of the Plan, on or before the Effective Date, Administrative Expense Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Debtors in Cash equal to the amount of such Administrative Expense Claims. Any fees payable pursuant to 28 U.S.C. § 1930 for each Debtor’s Estate after the Effective Date will be paid by the applicable Reorganized Debtor or successor thereto, including the Gold Fields Liquidating Trust, in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

C. Professional Compensation.

90. Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must file and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, this Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be filed and served on the Notice Parties and the requesting party by the later of (a) 90 days after the Effective Date, (b) 30 days after the filing of the applicable request for payment of the Fee Claim or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, this Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims. For the avoidance of doubt, professionals for (i) the Noteholder Co-Proponents, (ii) the Indenture Trustees, (iii) the First Lien Agent and (iv) the First Lien Lenders shall not be required to submit fee applications.

D. Fees and Expenses of the 2066 Subordinated Indenture Trustee.

91. The reasonable and documented fees and expenses of the 2066 Subordinated Indenture Trustee under the 2066 Subordinated Indenture outstanding as of the Effective Date (as to which it is anticipated that the 2066 Subordinated Indenture Trustee will exercise its contractual lien rights) shall be paid in Cash on the Effective Date, subject to the receipt of acceptable invoices and documentation, provided, however, that such Cash transferred to the 2066 Subordinated Indenture Trustee shall not exceed $350,000.

E. Other Provisions Regarding Certain Fees and Expenses

92. For the avoidance of doubt, following the occurrence of the Effective Date, the Debtors shall continue the payment of fees and expenses set forth in Section II.A.1.f.iii of the Plan, including the reasonable, documented out-of-pocket fees and expenses, earned and accrued in connection with the adversary proceeding captioned Tor Braham, Paul Edward Hindelang, Joel Packer, and Boris Senderzon v. Peabody Energy Corporation, et al., Adversary Proceeding No. 17-04039 and any other lawsuit or appeal commenced in connection with the Chapter 11 Cases, through final resolution thereof.

XVI. RESTRUCTURING TRANSACTIONS

93. On or after the Confirmation Date, and as set forth in Section IV.F.1 of the Plan, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect, in accordance with applicable nonbankruptcy law, a corporate restructuring of their respective businesses or a simplification of the overall corporate structure of the Reorganized Debtors, including but not limited to the Restructuring Transactions identified on Exhibit IV.F.1 to the Plan, all to the extent not prohibited by any other terms of the Plan, the PSA or the New Debt and Equity Documents. Without limiting the foregoing, unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date.

XVII. ORDER BINDING ON ALL PARTIES

94. In accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Order shall be binding upon, and inure to the benefit of: (a) the Debtors; (b) the Reorganized Debtors; (c) any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan); (d) any other person giving, acquiring or receiving property under the Plan; (e) any party to the settlements approved hereunder; (f) any and all non-Debtor parties to Executory Contracts or Unexpired Leases with any of the Debtors; (g) all Released Parties; and (h) the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing. All settlements (including, without limitation, the Global Settlement and the MEPP Settlement), compromises, releases, waivers, discharges, exculpations and injunctions set forth in the Plan shall be, and hereby are, effective and binding on all Persons who may have had standing to assert any settled, released, discharged, exculpated or enjoined causes of action, and no other Person or entity shall possess such standing to assert such causes of action after the Effective Date.

XVIII. ORDER EFFECTIVE IMMEDIATELY

95. Notwithstanding Bankruptcy Rules 3020(e) and 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Order shall be effective immediately and enforceable upon entry. The Debtors are authorized to consummate the Plan and the transactions contemplated thereby immediately after entry of this Order and upon, or concurrently with, the satisfaction or waiver of the conditions to the Effective Date set forth in the Plan.

XIX. FINAL ORDER

96. This Order is a final order, and the period in which an appeal must be filed shall commence immediately upon the entry hereof.

XX. REVERSAL

97. If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of the Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all related documents or any amendments or modifications thereto.

XXI. GOVERNING LAW

98. Except to the extent that (a) the Bankruptcy Code or other federal law is applicable or (b) an exhibit or schedule to the Plan or the Disclosure Statement or any agreement entered into with respect to any of the Restructuring Transactions, the Amended Securitization

Facility, the Exit Facility, the Rights Offering or the Private Placement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit, schedule or agreement), the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without giving effect to the principles of conflicts of laws that would that would require application of the laws of another jurisdiction.

XXII. NOTICE OF CONFIRMATION OF TE PLAN AND OCCURRENCE OF THE EFFECTIVE DATE

99. Pursuant to Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c)(2), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Order, the occurrence of the Effective Date, and the establishment of bar dates for certain Claims hereunder, substantially in the form of Appendix II attached hereto and incorporated herein by reference (the “Effective Date Notice”), on all parties that received the Confirmation Hearing Notice and parties to Executory Contracts or Unexpired Leases in accordance with the Contract Procedures Order, no later than five Business Days after the Effective Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Effective Date Notice only on the record holders of Claims or Interests as of the Confirmation Date. The Debtors are directed to publish the Effective Date Notice once in the St. Louis Dispatch and the national editions of USA Today and The Wall Street Journal and no later than ten (10) Business Days after the Effective Date. As soon as practicable after the entry of this Order, the Debtors shall make copies of this Order available on the Document Website at www.kccllc.net/peabody. Service of the Effective Date Notice as provided herein shall constitute good and sufficient notice pursuant to Bankruptcy Rules 2002 and 3020(c)(2) of entry of this Order and the occurrence of the Effective Date and no other or further notice need be given.

100. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

XXIII. MISCELLANEOUS PROVISIONS

101. The Debtors are hereby authorized to amend or modify the Plan before its substantial consummation, subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and subject to the Creditor Approval Rights (as applicable). Prior to the Effective Date, subject to the Creditor Approval Rights, the Debtors may make appropriate technical adjustments and modifications to the Plan, in accordance with Section X.A of the Plan, without further order or approval of the Bankruptcy Court. For the avoidance of doubt, the Plan and any exhibits, supplements, appendices or documents related thereto may not be modified in any way that adversely affects the distributions, recovery, treatment, classification, or other rights or entitlements of the Noteholder Co-Proponents (either as a group or individually) without the consent of the Requisite Members of the Noteholder Steering Committee (or the affected Noteholder Co-Proponent, as applicable).

A. Dissolution of Creditors’ Committee.

102. As set forth in Section V.E.8 of the Plan, on the Effective Date, the Creditors’ Committee and any other official committees appointed in the Chapter 11 Cases will dissolve; provided, however, that, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by Professionals and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals of this Order or to which the Creditors’ Committee is a party; (c) any adversary proceeding commenced in these Chapter 11 Cases against the Creditors’ Committee or any of its members in their capacity as such, and (d) responding to creditor inquiries for one hundred twenty (120) days following the Effective Date. Upon the dissolution of the Creditors’ Committee, the members of the Creditors’ Committee and their respective Professionals will cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Professionals retained by the Creditors’ Committee and the respective members thereof will not be entitled to assert any Fee Claim whatsoever for any services rendered or expenses incurred after the Effective Date in their capacity as Professionals for the Creditors’ Committee, except for reasonable and documented fees and expenses incurred in connection with the filing, preparation and defense of any fee application and in connection with the other continued limited purposes identified above, which may be paid by the Reorganized Debtors without the need for further Bankruptcy Court approval; provided that any disputes regarding the reasonableness of such fees and expenses shall be subject to resolution by the Bankruptcy Court.

B. Designated Co-Administrator.

103. On the Effective Date, the Creditors’ Committee shall appoint one designee to work as the Designated Co-Administrator of the reconciliation process for Class 5B Cash Pool and the Class 5B Cash Pool Disputed Claims. The rights and powers of the Designated Co-Administrator are set forth in Section VII.A.2 of the Plan, and provide that the Designated Co-Administrator and the Reorganized Debtors shall work cooperatively to expeditiously resolve Class 5B Cash Pool Disputed Claims in a cost-effective and expeditious manner consistent with the procedures consistent with the procedures outlined in Article VII of the Plan. The reasonable and documented fees and costs of the Designated Co-Administrator associated with the reconciliation process for Class 5B Cash Pool and Class 5B Cash Pool Disputed Claims shall be paid by the Reorganized Debtors up to the amount of $3 million without further notice or approval from the Bankruptcy Court within 30 days of receipt of an invoice.

C. Other Miscellaneous Provisions.

104. From and after the Effective Date, until the entry of (a) a final order of judgment or settlement resolving all of the claims in the litigation captioned Lori J. Lynn, et al., v. Peabody Energy Corp., et al., Case No. 4:15-cv-00916-AGF (E.D. Mo.) (the “ERISA Litigation”), or (b) an order of the District Court reducing or clarifying the scope of this preservation obligation, the Debtors, the Reorganized Debtors, and/or any transferee of the Debtors’ Books and Records (as defined below) shall preserve and maintain all books, records, documents, files, electronic data (in whatever format, including native format) (collectively, the “Books and Records”) potentially relevant to the allegations in the ERISA Litigation as if such Books and Records were the subject of a document preservation subpoena and/or a continuing request by the plaintiffs in the ERISA Litigation for production of documents under the Federal Rules of Civil Procedure and otherwise in accordance with the instructions and orders of the District Court. The District Court in the ERISA Litigation maintains exclusive jurisdiction to resolve any disputes relating to this paragraph.

105. Failure specifically to include or reference particular sections or provisions of the Plan or any related document in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Bankruptcy Court that the Plan (and the exhibits and schedules thereto) be confirmed and such related agreements be approved in their entirety and incorporated herein by reference.

106. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

107. Without intending to modify any prior Order of the Bankruptcy Court (or any agreement, instrument or document addressed by any prior Order), in the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument or document). In the event of any inconsistency between the Plan or any agreement, instrument or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

108. If each of the conditions to the Effective Date is not satisfied, or duly waived in accordance with Section V.C of the Plan, then, except where the failure to satisfy or duly waive such a condition is within the Debtors’ sole control, before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, including the Exit Facility Agent, the Debtors may file a motion requesting that the Bankruptcy Court vacate this Order; provided, however, that, notwithstanding the filing of such motion, this Order may not be vacated if each of the conditions to the Effective Date is satisfied or waived before the Bankruptcy Court enters an order granting such motion. If this Order is vacated, pursuant to Section V.D of the Plan: (a) the Plan shall be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Article III of the Plan and (iii) the releases described in Section IV.E.4 of the Plan; and (b) nothing contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or this Order shall be or shall be deemed to be (i) a waiver or release of any Claims by or against, or any Interest in, any Debtor, (ii) an admission of any sort by the Debtors or any other party in interest or (iii) prejudicial in any manner to the rights of the Debtors or any other party in interest.

109. Notwithstanding anything to the contrary herein, no provision of the Plan or this Order relieves the Reorganized Debtors from their obligations to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”). No assignment of license or transfer of control to the Reorganized Debtors of any federal license or authorization issued by the FCC shall take place prior to the issuance of FCC regulatory approval for such assignment of license or transfer of control pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority over the transfer of control to the Reorganized Debtors, including, but not limited, to imposing any regulatory conditions on such transfer, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

/s/ Barry S. Schermer
Dated: March 17, 2017 St. Louis, Missouri	Barry S. Schermer UNITED STATES BANKRUPTCY JUDGE

Submitted by:

Steven N. Cousins

Susan K. Ehlers

Armstrong Teasdale LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, MO 63105

Heather Lennox

Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Amy Edgy

Daniel T. Moss

Jones Day

51 Louisiana Avenue, N.W.

Washington, D.C. 20001-2113

Attorneys for Debtors and

Debtors in Possession

APPENDIX I

THE PLAN

[Filed as Exhibit 2.1]

APPENDIX II

EFFECTIVE DATE NOTICE

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MISSOURI

EASTERN DIVISION

In re: Peabody Energy Corporation, et al., Reorganized Debtors.	Case No. 16-42529-399 CHAPTER 11 Jointly Administered

NOTICE OF (I) ENTRY OF ORDER CONFIRMING DEBTORS’

SECOND AMENDED JOINT PLAN OF REORGANIZATION UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE; (II) OCCURRENCE OF

EFFECTIVE DATE AND (III) BAR DATES FOR FILING CERTAIN CLAIMS

PLEASE TAKE NOTICE OF THE FOLLOWING:

1. Confirmation of the Plan. On March 17, 2017, the United States Bankruptcy Court for the Eastern District of Missouri Eastern Division (the ”Bankruptcy Court”) entered an order (Docket No. 2763) (the ”Confirmation Order”) confirming the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (in the form dated as of January 27, 2017 and included in the solicitation packages distributed to the creditors that were entitled to vote thereon, the “January 27 Plan,” a true and correct copy of which (without exhibits) is attached to the Confirmation Order as Appendix I), as modified by the modifications, true and correct copies of which are annexed to the Confirmation Order as Appendix II (collectively, the “Modifications” and, together with the January 27 Plan and including the exhibits thereto, the “Plan”) in the chapter 11 cases of the above-captioned debtors and debtors in possession (collectively, the “Debtors”). Unless otherwise defined in this Notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order.

2. Effective Date. At [4:01 p.m.] (Eastern Time), on April [    ], 2017, the Effective Date of the Plan occurred.

3. Plan Injunction. Confirmation of the Plan operates as an injunction against: (a) the commencement, conducting or continuation in any manner, directly or indirectly, of any suit, act, action or other proceeding of any kind against the Debtors, their Estates or Assets or the Reorganized Debtors, or the respective assets or property thereof; (b) enforcement, levying, attachment, collection or other recovery by any manner or means, directly or indirectly, any judgment, award, decree or order against the Debtors, their Estates or Assets or the Reorganized Debtors, or the respective assets or property thereof; (c) creation, perfection or other enforcement in any manner, directly or indirectly, of any Lien against the Debtors, their Estates or Assets or the Reorganized Debtors, or the respective assets or property thereof, other than as contemplated by the Plan; (d) except as provided for in the Plan, assertion of any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Debtor or Reorganized Debtor, or the respective assets or property thereof; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the settlements set forth in the Plan to the extent such settlements have been approved by the Bankruptcy Court in connection with Confirmation. The Bankruptcy Court shall have jurisdiction to determine and award damages and/or other appropriate relief at law or in equity for any violation of such injunction, including compensatory damages, professional fees and expenses, and exemplary damages for any willful violation of said injunction.

4. Discharge of Claims. Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims (other than Intercompany Claims, except to the extent provided in the Restructuring Transactions) and termination of all Interests (other than Subsidiary Debtor Interests) arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date, and consistent with Exhibit IV.F.1 of the Plan: (a) discharge the Debtors from all Claims or other Liabilities that arose on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors other than Subsidiary Debtor Interests

In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date and consistent with Exhibit IV.F1 to the Plan, of a discharge of all Claims and other debts and Liabilities against the Debtors and a termination of all Interests and other rights of the holders of Interests in the Debtors (other than Subsidiary Debtor Interests), pursuant to, and solely to the full extent provided by, sections 524(a)(1), 524(a)(2) and 1141(d) of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest. For the avoidance of doubt, pursuant to section 1141(d)(3) of the Bankruptcy Code, the discharge provisions in the Plan shall not apply to the Gold Fields Debtors.

5. Exculpation. Pursuant to the Plan, and except as otherwise specifically provided in the Plan or the Confirmation Order, to the fullest extent permitted by applicable law, the Released Parties shall neither have nor incur any liability to any Person or entity with respect to any and all Claims and Causes of Action in connection with, relating to or arising out of the Chapter 11 Cases, including, without limitation, Claims and Causes of Actions relating to or arising out of acts or omissions occurring after the Confirmation Date in connection with Distributions made consistent with the terms of the Plan by any Disbursing Agent or Third Party Disbursing Agent, the restructuring of the Debtors, the formulation, negotiation, preparation, dissemination, implementation, administration, solicitation, Confirmation or consummation of the Plan, the Restructuring Term Sheet, the Disclosure Statement, the PSA, the settlements set forth in the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or in relation to the Plan, including, without limitation, the Confirmation Exhibits, the Exit Facility, the Replacement Secured First Lien Term Loan (if applicable), the New Second Lien Notes (if applicable), the Additional First Lien Debt (if applicable), the Rights Offering and the Rights Offering Documents, the Private Placement and the Private Placement Documents, the Rights Offering Backstop Commitment Agreement, the Private Placement Agreement, the Gold Fields Liquidating Trust Agreement, the issuance of the Reorganized PEC Common Stock, Rights Offering Equity Rights, Penny Warrants, Preferred Equity, LTIP Shares, the Amended Securitization Facility or any act taken or omitted to be taken in connection with or relating to any of the foregoing; provided, however, that the foregoing shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

6. Enforcement of the Bar Date Order. Except as specifically set forth in the Plan, the Confirmation Order and this Notice, the Bar Date Order remains in full force and effect, including, without limitation, the establishment of August 19, 2016 as the Bar Date for the Filing of General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code and October 11, 2016 as the Bar Date for the Filing of Governmental Claims.

7. Administrative Claims Bar Date. Pursuant to Section II.A.1.h of the Plan, or in a Bar Date Order or other order of the Bankruptcy Court, unless previously Filed, requests for payment of Administrative Expense Claims must be Filed and served on the Notice Parties pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date, which is [        ], 2017 (the “Administrative Claims Bar Date”). Holders of Administrative Expense Claims that are required to File and serve a request for payment of such Administrative Expense Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Expense Claims against the Debtors, the Reorganized Debtors, the Gold Fields Liquidating Trust or their respective property and such Administrative Expense Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the Claims Objection Bar Date.

8. Professional Fee Claims. Professionals or other entities asserting a Fee Claim for services rendered be before the Effective Date must File and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date, or [        ], 2017; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Notice Parties and the requesting party by the later of: (a) 90 days after the Effective Date, which is [        ], 2017; (b) 30 days after the Filing of the applicable request for payment of the Fee Claim; or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims. For the avoidance of doubt, professionals for (i) the Noteholder Co-Proponents, (ii) the Indenture Trustees, (iv) the First Lien Agent and (v) the First Lien Lenders shall not be required to submit fee applications.

9. Rejection Damages Claims. In accordance with Section III.B.2 of the Plan, unless otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be Filed with the Bankruptcy Court and served upon counsel to the Debtors and Designated Co-Administrator and, if concerning the Gold Fields Debtors, the Gold Fields Liquidating Trustee, on or before the later of: (a) 30 days after the Effective Date, which is [        ], 2017; or (b) for Executory Contracts identified on Exhibit III.B.1 of the Plan, 30 days after (i) a notice of such rejection is served under the Order, Pursuant to Sections 105, 365 and 1123 of the Bankruptcy Code, (I) Establishing Procedures with Respect to the Proposed Assumption, Assumption and Assignment, and Rejection of Executory Contracts and Unexpired Leases and the Treatment of Other Agreements Pursuant to the Amended Joint Plan of Reorganization of Debtors and Debtors in Possession and Applicable Law and (II) Approving the Form and Manner of Notice Thereof (Docket No. 2420) (the “Contract Procedures Order”), if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures Order or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Claims not Filed within such applicable time periods will be forever barred from receiving a Distribution from the Debtors, the Reorganized Debtors or the Estates.

10. Service Upon Claims Agent. Administrative Expense Claims and Proofs of Claim that are required to be Filed in accordance with the bar dates set forth above must be served on the Debtors’ claims, notice and balloting agent Kurtzman Carson Consultants, LLC so as to be actually received by the applicable deadline by delivering an applicable proof of claim by regular mail, overnight courier or hand delivery to the following address:

Peabody Energy Corp Claims Processing Center

c/o Kurtzman Carson Consultants, LLC

2335 Alaska Avenue

El Segundo, California 90245

11. Proofs of claim may NOT be delivered by facsimile or electronic mail transmission. Any facsimile or electronic mail submission will not be accepted and will not be deemed Filed until a proof of claim is submitted by one of the approved methods described above.

12. Notice Parties’ Service Addresses. To be effective, any notices, requests and demands required or permitted to be provided under the Plan shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, and addressed to: (a) counsel to the Reorganized Debtors, Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114 (Attn: Heather Lennox), Jones Day, 51 Louisiana Avenue, N.W., Washington, D.C. 20001 (Attn: Amy Edgy and Daniel T. Moss) and Armstrong Teasdale LLP, 7700 Forsyth Boulevard, Suite 1800, St. Louis, Missouri 63105 (Attn: Steven N. Cousins and Susan K. Ehlers); (b) the Creditor Co-Proponents, (i) First Lien Lender Co-Proponents, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (Attn: Damian S. Schaible, Darren S. Klein and Angela M. Libby) and (ii) Noteholder Co-Proponents, (A) counsel to certain members of the Ad Hoc Group of Second Lien Noteholders, Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 (Attn: Jay M. Goffman and Shana Elberg), Stinson Leonard Street LLP, 7700 Forsyth Boulevard, Suite 1100, St. Louis, MO 63105 (Attn: Johh G. Young, Jr.), and Woods, Fuller, Shultz & Smith, P.C., 300 South Phillips Avenue, Suite 300, Sioux Falls, SD 57104 (Attn: Jordan J. Feist), (B) counsel to certain members of the Ad Hoc Group of Senior Noteholders, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn: Kenneth H Eckstein, P. Bradley O’Neill, Stephen Zide and Andy Dove), Doster, Ullom & Boyle, LLC, 16090 Swingley Ridge Road, Suite 620, St. Louis, Missouri 63017 (Attn: Gregory D. Willard, John G. Boyle and Alec L. Moen), Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (Attn: Stephen E. Hessler) and Kirkland & Ellis LLP, 555 California Street, San Francisco, California 94104 (Attn: Brian Ford and Melissa N. Koss); (c) the Office of the United States Trustee, 400 East 9th Street, Room 3440, Kansas City, Missouri 64106 (Attn: Daniel J. Casamatta) and 111 S. 10th Street, Room 6353, St. Louis, Missouri 63102 (Attn: Paul A. Randolph and Leonora S. Long); (d) the Creditors’ Committee with respect to matters set forth in Section V.E.8 of the Plan, Morrison & Forrester LLP, 250 55th Street, New York, NY 10019-9601 (Attn: Lorenzo Marinuzzi and Daniel J. Harris); (e) counsel to Cullen Drescher Speckhart, Esq., the Designated Co-Administrator, with respect to matters set forth in Article VII of the Plan, Wolcott Rivers Gates Attorneys at Law, 200 Bendix Road, Suite 300, Virginia Beach, VA 23452 (Attn:         );.

13. Copies of the Plan and the Confirmation Order. Copies of the Plan and the Confirmation Order may be obtained free of charge at www.kccllc.net/peabody.

Dated: [ ], 2017	Respectfully submitted,
St. Louis, Missouri

Steven N. Cousins, MO 30788

Susan K. Ehlers, MO 49855

Armstrong Teasdale LLP

7700 Forsyth Boulevard, Suite 1800

St. Louis, MO 63105

Telephone: (314) 621-5070

Facsimile: (314) 612-2239

Email: scousins@armstrongteasdale.com

Email: sehlers@armstrongteasdale.com

Heather Lennox (admitted pro hac vice) Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

Amy Edgy (admitted pro hac vice)

Daniel T. Moss (admitted pro hac vice)

Jones Day

51 Louisiana Avenue, N.W.

Washington, D.C. 20001-2113

Telephone: (202) 879-3939

Facsimile: (202) 626-1700

Attorneys for Debtors and Debtors in Possession